UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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UNIVERSAL FOREST PRODUCTS, INC.
(Name of Registrant as Specified in its Charter)
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Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525

Notice of Annual Meeting

The Annual Meeting of Shareholders of Universal Forest Products, Inc. (the "Company") will be held in the Company’s Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, on Wednesday, April 18, 2018, at 8:30 a.m. local time (registration begins at 8:00 a.m.) for the following purposes:

(1)	To elect three directors for three-year terms expiring in 2021.
(2)	To consider and vote upon a proposal to amend the Company's Employee Stock Purchase Plan.
(3)	To consider and vote upon a proposal to amend the Company's Long-Term Stock Incentive Plan.
(4)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018.
(5)	To participate in an advisory vote to approve the compensation paid to our Named Executives.
(6)	To consider an advisory vote on the frequency of a shareholder advisory vote on executive compensation.
(7)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 21, 2018, are entitled to notice of and to vote at the meeting. To vote by telephone, shareholders of record may call toll-free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their Notice of Internet Availability of Proxy Materials, and follow the recorded instructions. To vote via the Internet, shareholders of record may go to the Internet address http://www.proxyvote.com, enter the control number located on their Notice, and follow the instructions provided.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Tutas, General Counsel and Secretary

March 9, 2018

Your vote is important. Even if you plan to attend the meeting,
PLEASE VOTE YOUR PROXY PROMPTLY.

Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525

Annual Meeting of Shareholders

April 18, 2018

2018 Proxy Statement

GENERAL QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

The following is information regarding the meeting and the voting process, presented in a question and answer format.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote and allows you to be represented at our Annual Meeting of Shareholders if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system, or use the Internet voting system, you are submitting a proxy. The Board of Directors of the Company is soliciting this proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to Universal Forest Products, Inc. and its subsidiaries.

What is a proxy statement?

A proxy statement is a document required by the United States Securities and Exchange Commission (“SEC”) to explain the matters on which you are being asked to vote on by proxy and to disclose certain related information. This proxy statement was first made available to our shareholders on or about March 9, 2018.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March 9, 2018, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. The Notice instructs you on how to electronically access and review all the information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive your materials in printed form on a one-time or ongoing basis.

Where is this year’s proxy statement available electronically?

You may view this proxy statement and our 2017 Report to Shareholders electronically by going to www.proxyvote.com.

Who can vote?

Only record holders of the Company's common stock at the close of business on February 21, 2018 (the “Record Date”), can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee on how to vote their shares. See “How can I vote?” below.

How can I vote?

If your shares are held in “street name,” follow the instructions provided by your bank, broker, or other nominee. If your shares are held in your name, you may vote in one of four ways:

•	Via Internet: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for Internet voting is 11:59 p.m. Eastern time, April 17, 2018.
•	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for voting by telephone is 11:59 p.m. Eastern time, April 17, 2018.
•	In Writing: Complete, sign, date and return the proxy card in the return envelope provided with your proxy card, so that it is received no later than April 17, 2018.
•	In Person: Attend the Annual Meeting to cast your vote.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, telephone or Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the three directors nominated by the Board of Directors; for the proposal to amend the Employee Stock

Purchase Plan; for the proposal to amend the Long-Term Stock Incentive Plan; for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2018; for the non-binding, advisory proposal to approve the compensation paid to our Named Executives; and for “one year” on the non-binding advisory proposal on the frequency of a shareholder advisory vote on executive compensation.

Can I revoke my proxy?

You may revoke a proxy at any time before the proxy is exercised by:

(1)	Delivering written notice of revocation to the Corporate Secretary of the Company, 2801 East Beltline NE, Grand Rapids, MI 49525;
(2)	Submitting another properly completed proxy card that is later dated;
(3)	Voting by telephone at a subsequent time;
(4)	Voting via the Internet at a subsequent time; or
(5)	Voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank, or other nominee.

How many votes do we need to hold the Annual Meeting?

In order to carry on the business of the meeting, we must have a quorum. This means that a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy. Shares are counted as present at the meeting if the shareholder either:

•	Is present and votes in person at the Annual Meeting; or
•	Has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).

On the Record Date, there were 61,203,340 shares of common stock issued and outstanding. Therefore, at least 30,601,671 shares need to be present at the Annual Meeting.

What matters will be voted on at the meeting?

You are being asked to vote on: (i) the election of three directors to serve three-year terms expiring in 2021; (ii) the proposal to amend the Employee Stock Purchase Plan; (iii) the proposal to amend the Long-Term Stock Incentive Plan; (iv) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018; (v) a non-binding, advisory proposal to approve the compensation paid to our Named Executives, otherwise known as a “say-on-pay” proposal; and (vi) a non-binding advisory proposal on the frequency of a shareholder advisory vote on executive compensation, otherwise known as a “say-when-on-pay” proposal. These matters are more fully described in this proxy statement.

How many votes are needed for each proposal?

A majority of votes cast at the meeting will approve each matter that arises at the Annual Meeting. Under the Company’s majority vote standard for the election of directors (described in more detail below), to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes cast “against.” Because the say-on-pay vote and the say-when-on-pay vote are advisory, they will not be binding upon the Board of Directors or the Personnel and Compensation Committee.

Also, the election of directors, the vote on the amendment to the Employee Stock Purchase Plan, the vote on the amendment to the Long-Term Stock Incentive Plan, the say-on-pay vote, and the say-when-on-pay vote are each considered non-routine matters. Consequently, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.

Abstentions and broker non-votes, if any, will not be counted as votes cast but will count for purposes of determining whether a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe that any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote “for,” “against,” or “abstain” on each proposal properly brought before the meeting.

Where will the Annual Meeting be held?

Our Annual Meeting will be held at our Technology and Training Building which is located at 2880 East Beltline Lane NE, Grand Rapids, MI 49525. The meeting begins at 8:30 a.m. EDT, and registration commences at 8:00 a.m. EDT.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 18, 2018.

This proxy statement along with our annual report is available at: www.proxyvote.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, as filed with the SEC, may be obtained without charge upon written request to the Chief Financial Officer, Universal Forest Products, Inc., 2801 East Beltline NE, Grand Rapids, MI 49525.

VOTING SECURITIES AND RECORD DATE

As of February 21, 2018, the Record Date for the Annual Meeting, we had issued and outstanding, 61,203,340 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names as of the close of business on the Record Date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.

The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of February 21, 2018:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

BlackRock, Inc. 40 East 52nd Street New York, NY 10055	9,884,817(2)	16.1%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,510,374(3)	9.0%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	4,692,272(4)	7.6%
(1)	Except as otherwise indicated by footnote, each named shareholder has sole voting and investment power with respect to the shares indicated.
(2)	BlackRock, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on January 23, 2018.
(3)	The Vanguard Group, either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 9, 2018.
(4)	Dimensional Fund Advisors LP (“Dimensional”), an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). All shares are owned by the Funds. Dimensional possesses investment and/or voting power over our Company's securities and may be deemed to be the beneficial owner of the shares, as noted on the Schedule 13G it filed with the SEC on February 9, 2018. Dimensional expressly disclaims beneficial ownership of such securities.

ELECTION OF DIRECTORS

Our Board presently consists of nine members. These members are divided into three classes, as equal in number as possible, with the classes to hold office for staggered terms of three years each. Our Board has nominated Matthew J. Missad, Thomas W. Rhodes, and Brian C. Walker to three-year terms expiring at our 2021 Annual Meeting of Shareholders. Each incumbent director has been previously elected by our shareholders.

The persons named as proxy holders in the accompanying proxy will vote for the above-named nominees, unless a shareholder directs them differently by proxy. If a nominee is not available for election as a director at the time of the Annual Meeting of Shareholders (a situation which is not now anticipated), the Board may designate a substitute nominee, and the accompanying proxy will be voted for the substitute nominee.

The proxies cannot be voted for a greater number of persons than the number of nominees named. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.

The vote required for the election of a director shall, except in a contested election, be the affirmative vote of a majority of the votes cast in the election of a nominee. A “majority of the votes cast” shall mean that the number of votes cast “for” a director's election exceeds the number of votes cast “against” that director's election, with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that director's election. In a contested election, directors are elected by a plurality of the votes cast at a meeting of shareholders. An election is considered contested if there are more nominees for election than positions on the Board of Directors to be filled by election at that meeting.

In any non-contested election of directors, any director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election is required to immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the Committee's recommendation, and publicly disclose its decision within 90 days from the date of the certification of the election results for that meeting.

The Board of Directors recommends a vote “FOR” the election of each of the three nominees.

The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting of Shareholders and for each person who is continuing as an incumbent director. The information was provided to us as of March 4, 2018, by the respective nominees and directors.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Nominees for Term Expiring in 2021

Matthew J. Missad (57) is Chief Executive Officer of our Company, a position to which he was appointed on July 13, 2011. From 1996 to 2011, he was Executive Vice President, General Counsel, and Secretary, in addition to serving on the boards of subsidiary entities, including international partnerships. Mr. Missad has been on the board of Independent Bank Corporation since October 2014, and serves on its Compensation Committee.
Director since 2011.

Mr. Missad’s experience and exposure to nearly all facets of our business is integral to the growth of our Company. Having led, at various times, the human resources, insurance, marketing, wood preservation, engineering, transportation, and compliance teams, and serving on our executive leadership team, he has an ability to understand and motivate people and teams, a capacity to simplify complex issues for sound decision-making, and a well-rounded and deep understanding of our Company’s business, people, markets, and opportunities.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Thomas W. Rhodes (56) is President and Chief Executive Officer of TWR Enterprises, Inc. of Corona, CA, a company he formed in 1984, and which is the largest framing contractor in Southern California. Mr. Rhodes has served as a board member of the California Framing Contractors Association, Building Industry Association - Orange County, and the California Professional Association of Specialty Contractors - Orange County/Inland Empire.
Director since 2012.
Member of Audit Committee.
Member of Personnel and Compensation Committee.

Mr. Rhodes has spent over 30 years building his business while establishing and developing relationships in the residential building and commercial construction industry. Mr. Rhodes’ experience in the site-built construction business and his career as a framing contractor and an entrepreneur, provides our Board and management with meaningful insight into this market and its prospects. His creative and strategic-thinking skills have enabled him to branch out into other ventures, including real estate, hotel development, and insurance. These experiences provide a unique benefit to his service on our Board.

Brian C. Walker (56) is President and Chief Executive Officer of Herman Miller, Inc. of Zeeland, MI, a global provider of office furniture and services. Previously, he served as its chief operating officer and chief financial officer. Mr. Walker is also a director of Herman Miller, Inc. In February 2018, Mr. Walker announced that he will be retiring as CEO and director of Herman Miller by August 31, 2018 or until his successor is named. Mr. Walker is a Certified Public Accountant, and serves as the lead director and chairs the Compensation Committee of Briggs & Stratton Corporation. He served on the board of the Federal Reserve Bank of Chicago-Detroit Branch from 2009 to 2012.
Director since 2015.
Member of Nominating and Corporate Governance Committee.
Member of Personnel and Compensation Committee.

Mr. Walker is a sitting CEO, and has experience and expertise in finance, international business, executive compensation, strategic development, and organizational and human resource matters. Mr. Walker’s experience enables him to make valuable contributions to Board discussions concerning the Company’s strategy and operations, and his education, expertise, and experience in accounting and compensation matters provide a unique benefit as a member of our Board.

Incumbent Directors - Term Expiring in 2019

William G. Currie (70) is Chairman of the Board of our Company. He joined our Company in 1971, and has served as a salesman, general manager, vice president, and executive vice president. He was the Chief Executive Officer of our Company from 1989 to 2006, and on January 1, 2000, also became Vice Chairman of the Board. On April 19, 2006, he was named Chairman of the Board and served as an employee with the title of Executive Chairman until he retired from our Company on
Director since 1978.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
July 20, 2009. Mr. Currie served on the board of Forestar Real Estate Group Inc. from 2008 to 2016.

During his tenure with our Company, Mr. Currie created and, to this day, maintains extremely valuable relationships with many companies in the lumber and building materials industries. He has an in-depth understanding of our Company’s supply chain and customer base, which makes him an important asset to management in assessing growth opportunities and strategic objectives.

John M. Engler (69) was appointed Interim President of Michigan State University in Lansing, MI on January 31, 2018. Prior to that, he served as President of the Business Roundtable from January 15, 2011 until his retirement on February 5, 2017. From 2004 until 2011, Mr. Engler was President and Chief Executive Officer of the National Association of Manufacturers. He served as Michigan’s 46th Governor for three terms, from 1991 to 2003. Mr. Engler has served as an Independent Trustee of the Fidelity Fixed Income and Asset Allocation fund’s board since November 2014, and as a director of K12 Inc. since October 2012. He previously served on the boards of Munder Capital Management, Northwest Airlines, Delta Airlines, and Dow Jones & Company.
Director since 2003. Chairman of Nominating and Corporate Governance Committee. Member of Personnel and Compensation Committee.

Mr. Engler's professional and legal background, coupled with his experience in successfully leading the State of Michigan for 12 years, gives him a unique capacity to understand complex issues and to simplify them in an efficient and effective manner. As President of the Business Roundtable, Mr. Engler led an association of chief executive officers of U.S. companies with over $7 trillion in annual revenue and more than 16 million employees. His work on issues ranging from tax and trade to corporate governance and regulatory policy makes him a key contributor as a director.

Bruce A. Merino (64) retired from The Home Depot in 2009, after 25 years with the company. At the time of his retirement, he was Senior Vice President of Merchandising and President of The Home Depot's Expo Design Center. Mr. Merino sits on the City of Hope's Home Improvement Board Council and is its chair.
Director since 2009.
Chairman of Personnel and Compensation Committee.
Member of Nominating and Corporate Governance Committee.
Mr. Merino has been able to utilize his 38 years of experience in the home improvement industry to assist our Company in strategy and operations for our DIY market. His understanding of the procurement and marketing operations of big box retailers is very valuable to our Company.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Incumbent Directors - Term Expiring in 2020

Gary F. Goode (72) retired from Arthur Andersen LLP in March 2001 after 29 years. Following his retirement, Mr. Goode has worked as an independent consultant, and has served as Chairman of Titan Sales & Consulting, LLC since January 2004. Mr. Goode has been on the Board of Directors of Gentex Corporation since 2003 and serves on its Audit, Compensation, and Nominating Committees.
Director since 2003.
Chairman of Audit Committee.

Mr. Goode is a financial expert, as defined by the SEC. As a result of 29 years as a Certified Public Accountant, he gained valuable insight into a wide variety of businesses. His financial acumen, coupled with these varied business experiences, provides a great frame of reference for successful business practices at other companies. His working career also gives him extensive experience working with companies whose securities are registered with the SEC.

Mary E. Tuuk (53) became Chief Compliance Officer/Senior Vice President, Properties and Real Estate for Meijer, Inc., a regional retail chain, on March 4, 2018. She had been with Meijer as Chief Compliance Officer since July 2015. She was Executive Vice President of Corporate Services, and Secretary of the Board of Directors, for Fifth Third Bancorp of Cincinnati, OH, until she joined Meijer, Inc. Ms. Tuuk also served as President of Fifth Third Bank (Western Michigan) where she had leadership responsibility for the growth and strategic direction of major lines of business. Previously, she was Executive Vice President and Chief Risk Officer for Fifth Third Bancorp from June 2007 to December 2011. She was named one of the “25 Women to Watch in Banking” by the American Banker magazine each year from 2008 to 2014. She serves on the boards of a variety of civic and charitable organizations.
Director since 2014.
Member of Audit Committee.
Member of Nominating and Corporate Governance Committee.

Ms. Tuuk is a financial expert, as defined by the SEC. Her experience in financial services adds a unique perspective to our Board. Her expertise in enterprise risk management, corporate governance, legal affairs, compliance, regulatory and governmental affairs, as well as strategic planning, further enhances her value as a Board member.

Michael G. Wooldridge (58) is a Partner with the law firm of Varnum LLP, headquartered in Grand Rapids, MI. He joined Varnum in 1985, and is a partner in the firm's corporate practice group, focusing on corporate governance, securities, and mergers and acquisitions. Mr. Wooldridge has been included in The Best Lawyers in America since 2005. He also serves on the boards of several community organizations.
Director since 2016.
Member of Nominating and Corporate Governance Committee.
Member of Personnel and Compensation Committee.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Mr. Wooldridge serves as an advisor and counsel to a number of publicly-held companies on a variety of corporate and securities law matters. His advice on compliance matters, corporate governance disclosure requirements, and other issues is invaluable, as is his experience in advising other publicly-held companies.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board is committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles (the “Principles”). These Principles address director qualifications, director responsibilities, periodic performance evaluations, stock ownership guidelines, and a variety of other corporate governance matters. The Principles also require the Board to have an Audit Committee, Nominating and Corporate Governance Committee, and a Personnel and Compensation Committee. The Principles, along with the charters of each of these committees, are available for review on our website at www.ufpi.com under the tab “Investor Relations.”

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

We adopted a Code of Business Conduct and Ethics that applies to our employees, officers, and directors. We also adopted a Code of Ethics for Senior Financial Officers. Each Code is posted on our website, and any changes or waiver to either code will be disclosed on our website at www.ufpi.com under the tab “Investor Relations.” Any changes to or waivers of either Code for our chief executive officer or senior financial officers will be disclosed on our website.

Affirmative Determination Regarding Director Independence and Other Matters

As required by the Principles, our Board has determined each of the following directors to be an “independent director,” under the Nasdaq Stock Market Rules (the “Nasdaq Standard”): William G. Currie, John M. Engler, Gary F. Goode, Bruce A. Merino, Thomas W. Rhodes, Mary E. Tuuk, Brian C. Walker, and Michael G. Wooldridge. There are no family relationships between or among the directors and our executive officers.

To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and board committee independence, as well as the criteria applied to determine “audit committee financial expert” status and the answers to annual questionnaires completed by each of the directors. Based on this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and “audit committee financial expert” determinations based upon that report and each member's review of the information made available to the Nominating and Corporate Governance Committee.

The effectiveness of each of our directors is monitored through the use of an annual assessment. Our Board does not have a mandatory retirement age policy. We believe that the ability of a Board member to add value to our Company is not dependent on age; rather, it is based on the director's actual performance. As a result, we expect that some directors will not serve until a typical retirement age, while others may serve longer. In addition, we evaluate the tenure of individual directors as well as the collective tenure of our Board. In connection with this evaluation, we strive to maintain a balanced composition of relatively new and meaningful tenured directors with the objective of fostering the input of new ideas and thoughts while maintaining a strong historical perspective and deep understanding of our business and the markets we serve.

Committees

Audit Committee. Each member of the Audit Committee is “independent” under the Nasdaq Standard as well as the applicable rules of the SEC for audit committee membership. Our Board has determined that Mr. Goode and Ms. Tuuk each qualify as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter. In general, the primary purpose of this Committee is to assist the Board in overseeing management's conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance, and ethics. During 2017, the Audit Committee held five meetings.

Personnel and Compensation Committee. Each member of this Committee is “independent” under the Nasdaq Standard. The Committee is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses, and other benefits, as well as director compensation. This Committee is also responsible for administering our equity-based incentive plans and for reviewing compensation plans and awards as they relate to key employees. The Committee has the authority to retain consultants and third-party advisors for assistance. The Committee has the ultimate authority to determine matters of executive compensation; however, it may rely upon recommendations of our Chief Executive Officer for matters of compensation for officers and Named Executives (as defined in the Summary Compensation Table), other than the Chief Executive Officer. Additional information on the Committee's role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this proxy statement. The full responsibilities of the Personnel and Compensation Committee are set forth in its Charter. During 2017, the Personnel and Compensation Committee held two meetings.

Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is “independent” under the Nasdaq Standard. The Nominating and Corporate Governance Committee considers and proposes director nominees to the Board for election by our shareholders, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, reviews succession planning for the Chief Executive Officer, generally monitors our corporate governance system, and performs any other functions or duties deemed appropriate by our Board. The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its Charter. The Committee and Board adopted a Policy Governing Director Qualifications and Nominations, the details of which are described below, which include certain minimum qualification and board composition standards. In view of the age and tenure of certain members of the Board, the Committee has been active in seeking and evaluating qualified candidates, consistent with the Policy Governing Director Qualifications and Nominations, to serve on the Board. During 2017, the Nominating and Corporate Governance Committee held two meetings.

Shareholder Nominees for Director. Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. A shareholder who wishes to nominate a person to serve as a director must provide us with written notice. The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as a director. The nominee's written consent to the nomination and sufficient background information regarding the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters, and must be received no later than 30 days prior to our Annual Meeting of Shareholders, or within seven days after the date our notice of the Annual Meeting of Shareholders is given to our shareholders if our notice of that meeting is given less than 40 days prior to the date of that meeting.

Director Qualifications and Requirements. Our Board has adopted a Policy Governing Director Qualifications and Nominations (the “Policy”). The substance of the Policy is incorporated into the Nominating and Corporate Governance Committee’s Charter, which is available on our website. The Policy sets forth the general process the Committee is required to follow for identifying and evaluating director nominees, including nominees recommended by shareholders. Under the Policy, the Committee has the authority to seek director candidates from any source deemed appropriate, including recommendations of candidates submitted by shareholders. The Policy requires the Committee to evaluate all proposed director candidates in the same manner, irrespective of the source of the initial recommendation of the proposed candidate.

The Policy includes minimum qualification standards, Board composition standards, and additional qualification criteria. With respect to the former, the Policy requires that the Committee be satisfied that each recommended nominee meet the following qualifications:

(1)	Integrity. The candidate must exhibit high standards of personal integrity and ethical character.
(2)	Absence of Conflicts of Interest. The candidate must not have any interests that would impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to our Company and its shareholders.
(3)	Fair and Equal Representation. The candidate must be able to represent fairly and equally all shareholders of our Company, without favoring or advancing any particular shareholder or other constituency.

(4)	Experience. The candidate must have experience at a strategic, policy-making, or senior management level in a business, government, non-profit, or academic organization of high standing.
(5)	Business Understanding. The candidate must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, and basic concepts of corporate finance.
(6)	Available Time. The candidate must have, and be prepared to devote, adequate time to our Board and its committees.

In addition to these minimum qualification criteria, the Committee is required to recommend Board candidates to help ensure that a majority of our Board is independent, that each of the Audit, Personnel and Compensation, and Nominating and Corporate Governance Committees is comprised entirely of independent directors, and that at least one member of the Audit Committee qualifies as an Audit Committee financial expert. The Committee and our Board also consider diversity in their identification of director candidates. Diversity in business and professional experience, education, and background benefits our Company by increasing the range of skills and perspectives available to our Board. Director nominees are selected without regard to race, gender, sexual orientation, religious belief, or national origin. Our Board believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.

The Committee has, to date, not paid any third-party fees to assist in identifying and evaluating nominees. As of the date of this Proxy Statement, the Committee has not received any recommended nominations from any of our shareholders in connection with our 2018 Annual Meeting of Shareholders.

Majority Voting

On January 27, 2017, our Board of Directors approved an amendment to our Bylaws to provide for majority voting for the election of directors. This majority voting standard is described above under “Election of Directors.”

Communications with the Board

Generally, shareholders who have questions or concerns regarding our Company should contact Investor Relations at 800-598-9663. However, any shareholder who wishes to address questions regarding the business or affairs of our Company directly with the Board or any individual director should direct his or her questions in writing to our Secretary at 2801 East Beltline NE, Grand Rapids, MI 49525. Our Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

Meeting Attendance

Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings, and the Annual Meeting of Shareholders. All directors attended our 2017 Annual Meeting of Shareholders. During the last fiscal year, there were four regular meetings of the Board, and the Board took action by unanimous written consent on three occasions. All directors attended at least 75% of the Board and Committee meetings for which they were eligible to attend. During fiscal 2017, the independent members of our Board met in executive session, without the presence of management, on two occasions.

Leadership Structure and the Board's Role in Risk Oversight

William G. Currie, our current Chairman of the Board, was formerly our Company’s Chief Executive Officer and served as Executive Chairman until his retirement from our Company in July 2009. Our Board holds sessions of its meetings that are exclusively attended by independent directors. William G. Currie chairs the meetings of independent directors, to communicate actions requested by the independent directors, and to serve as a liaison between the independent directors and our Chief Executive Officer. We believe that the governance of our Board, as currently constituted, is more effective by separating the offices of chairman of the board and chief executive officer.

Our Board of Directors, through its three committees, has an advisory role in risk oversight for our Company. Company management maintains primary responsibility for the risk management of our Company. The current trends toward increased regulation, litigation, and political volatility make it extremely difficult to predict the type and magnitude of risks facing our Company. Despite this unpredictability, our Board relies on the representations of management, periodic reports from our independent auditors, as well as internal audit services performed by a third party, our Company's systems of internal controls, our Company's insurance advisors, and the historically conservative practices of our Company, to provide comfort on our Company's ability to manage its risks. Management's discussion of current risk factors is set forth in our Company's Annual Report on Form 10-K.

PROPOSAL TO AMEND OUR EMPLOYEE STOCK PURCHASE PLAN

Our Board originally adopted, and our shareholders approved, the Employee Stock Purchase Plan (“the ESPP”) in 1994, and it has been amended periodically since then. On October 17, 2017, our Board adopted an amendment to the ESPP to authorize an additional 300,000 shares of our Company’s common stock for issuance under the ESPP, subject to shareholder approval. Accordingly, at this Annual Meeting, our shareholders are being requested to consider and approve this amendment.

As of February 21, 2018, there were 295,698 shares of common stock available for issuance under the ESPP. The following paragraphs summarize the material features of the ESPP. The full text of the ESPP, as amended by the amendment approved by our Board and being submitted for approval by our shareholders, is included as Appendix A to this Proxy Statement.

Description of the ESPP. All employees, except certain part-time employees, are eligible to participate in the ESPP after completing one year of continuous employment as of the beginning of an Option Period. An Option Period begins on the first day of each fiscal quarter and ends on the last day of that quarter.

The ESPP provides an opportunity for eligible employees to purchase shares of our Company’s common stock at a price equal to eighty five percent (85%) of the fair market value of the shares as of the last business day of the Option Period. As long as our shares are traded in the over-the-counter market, the fair market value per share will equal the closing sale price of our common stock as reported by the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) on the applicable purchase date.

Eligible employees who have elected to participate may contribute cash (up to 10% of the employee's gross earnings for the prior fiscal quarter) to the ESPP through payroll deductions, by lump sum contributions, or both. Shares are purchased on the last business day of each Option Period with funds contributed by participating employees during that Option Period. An employee may not purchase stock under the ESPP having a fair market value, at the time of purchase, aggregating more than Twenty-Five Thousand Dollars ($25,000.00) in any one calendar year.

A participant may terminate his or her participation at any time prior to the Participant's last pay date in an Option Period by written notice to us. Upon termination, a participant may not reenter the ESPP until three (3) full fiscal quarters have elapsed. As a condition to participation in the ESPP, participants are required to agree not to sell or otherwise dispose of shares purchased under the ESPP for a period of at least one (1) year following the date of purchase, unless the sale results from termination of employment.

Rights under the ESPP are not transferable. Any termination of employment, including death and retirement, terminates participation. In addition, the ESPP automatically terminates on January 16, 2028, unless terminated earlier by our Board. Our Board may amend the ESPP at any time, except that it cannot be amended without shareholder approval if the amendment would (a) increase the maximum number of shares that may be issued under the ESPP, (b) withdraw the administration of the ESPP from the Personnel and Compensation Committee, (c) change the class of employees eligible to participate under the ESPP, or (d) render options granted under the ESPP unqualified for special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”).

Summary of Federal Income Tax Consequences. The ESPP is intended to be a qualified “Employee Stock Purchase Plan,” as defined in Section 423 of the Code. The following paragraphs summarize the consequences of the acquisition and disposition of shares of our common stock for federal income tax purposes, based on management's understanding of existing federal income tax laws.

Funds contributed by employees through payroll deductions are a part of current compensation taxable as ordinary income, although the funds are not actually received by employees. As of the last business day of each fiscal quarter (a “Purchase Date”), a participating employee will be considered to have been granted an option to purchase shares and to have simultaneously exercised the option on that date.

If the employee does not dispose of those shares for a period of two (2) years after the date of the grant (the “Holding Period”), upon subsequent disposition of the shares, or upon death, the employee will realize compensation, taxable as ordinary income, equal to the lesser of (a) the amount by which the fair market value of the shares at the time of sale or death exceeds the option exercise price, or (b) the amount by which the fair market value of the shares at the time the option was granted exceeded the option exercise price. If (b) is the lesser amount, the difference between the fair market value of the shares at the time of disposition or death and the fair market value of the shares at the time the option was granted will be taxed as a capital gain.

If the Holding Period requirement described above is not met, the amount to be treated as compensation on disposition of the shares is the difference between the option exercise price and the fair market value of the shares at the time the option is exercised (i.e. the discount amount). If the Holding Period requirement is not met, we will be entitled to a deduction for federal income tax purposes equal to the amount recognized as compensation by the employee. In all other events, we will not be entitled to any deduction for federal income tax purposes with respect to shares purchased by employees under the Plan.

The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval of the proposed amendment to the ESPP. All broker non-votes will not be treated as votes cast in this matter; shares voted as abstentions will be counted as votes cast and therefore will have the effect of a negative vote. Votes will be counted by inspectors of election appointed by the presiding officer at our Annual Meeting of Shareholders.

The Board of Directors believes that the opportunity to purchase shares of our common stock under the ESPP at a discount from market price is important to attract and retain qualified employees who are essential to our success, and that stock ownership is an important incentive that enhances employee performance and, consequently, is in the best interests of our shareholders.

The Board of Directors recommends a vote FOR the proposed amendment to the Employee Stock Purchase Plan.

PROPOSAL TO AMEND THE UNIVERSAL FOREST PRODUCTS, INC.
LONG-TERM STOCK INCENTIVE PLAN

Our Board of Directors originally adopted, and our shareholders approved, the Universal Forest Products Long-Term Stock Incentive Plan (the “LTSIP”) in 1997, and it has been amended and extended periodically since then. The LTSIP provides for the grant of a variety of equity-based awards, described in more detail below, such as stock options, including incentive stock options as defined in Section 422 of the Internal Revenue Code, as amended (the “Code”), stock appreciation rights, restricted stock, performance shares, and other stock-based awards.

Terms of Proposed Amendment. If approved, the proposed amendment would extend the term of the LTSIP, terminate the authority to grant Reload Options (detailed below), and eliminate the Evergreen Provision (as defined below) of the LTSIP. The LTSIP is currently scheduled to expire on April 15, 2019. The LTSIP authorizes the Committee to award Reload Options and contains an Evergreen Provision by which the number of shares of common stock available for issuance automatically increases annually by the lesser of (i) six hundred thousand (600,000) shares; or (ii) one percent (1%) of the sum of the outstanding shares plus the number of shares subject to outstanding options issued under the LTSIP (the “Evergreen Provision”). Our Board of Directors has approved an amendment to the LTSIP, subject to shareholder approval, to (i) extend the term of the LTSIP for an additional ten (10) years; (ii) terminate the authority to grant Reload Options; and (iii) eliminate the Evergreen Provision. Accordingly, at the Annual Meeting, our shareholders will be asked to approve this amendment.

The following paragraphs summarize the material features of the LTSIP. The full text of the LTSIP, as amended by the amendment approved by our Board and being submitted for approval by our shareholders, is included as Appendix B to this Proxy Statement.

Purpose. The purpose of the LTSIP is to promote the long-term success of our Company for the benefit of our shareholders through stock-based compensation, by aligning the personal interests of our key employees with those of our shareholders. The LTSIP is designed to allow key employees to participate in our Company's future, as well as to enable our Company to attract, retain, and reward such employees.

Administration. The LTSIP will continue to be administered by the Personnel and Compensation Committee of our Board of Directors (the “Committee”), composed of two or more “non-employee Directors” within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. As of February 21, 2018, the number of employees eligible to participate in the LTSIP was approximately 1,275. Subject to our Articles of Incorporation, Bylaws, and the provisions of the LTSIP, the Committee has the authority to select key employees to whom Awards may be awarded; the type of awards (or combination thereof) to be granted; the number of shares of common stock to be covered by each award; and the terms and conditions of any award, such as conditions of forfeiture, transfer restrictions, and vesting requirements.

The LTSIP provides for the granting of a variety of stock-based awards, described in more detail below, such as Options, including Incentive Stock Options, as defined in the Code, Stock Appreciation Rights, Restricted Stock, Performance Shares, and Other Stock-Based Awards. The LTSIP provides that no more than twenty five percent (25%) of LTSIP shares may be awarded to any one employee.

The term of the LTSIP currently expires on April 15, 2019, such that no awards may be granted under the LTSIP after that date. One of purposes of the proposed amendment is to extend the term of the LTSIP for an additional ten (10) years.

Types of Awards. The following types of awards may be granted under the LTSIP:

•	An “Option” is a contractual right to purchase shares at a price determined at the date the Option is granted. Options include Incentive Stock Options, as defined in the Code, as well as Nonqualified Stock Options. The exercise price included in both Incentive Stock Options and Nonqualified Stock Options must equal at least one hundred percent (100%) of the fair market value of the stock at the date of grant. The LTSIP provides that each recipient of a Stock Option Award must agree to remain in the continuous employment with the Company for a period of at least 12 months from the grant date or until the date of retirement if that occurs prior to the expiration of the 12-month period. If the proposed amendment is approved, option awards may not include a Reload Option. A Reload Option is an option to purchase shares equal to the number of shares of common stock delivered in payment of the exercise price and/or tax withholding liability of the original option, and is deemed to be granted upon delivery of those shares without further action by the Committee. The Committee does not permit the repricing of options, and the Company has not granted options under the LTSIP since 2004.

•	A “Stock Appreciation Right” is an award of the right to receive stock or cash of an equivalent value in an amount equal to the difference between the price specified in the Stock Appreciation Right and the prevailing market price of our common stock at the time of exercise. Stock Appreciation Rights may be granted only in tandem with Options.
•	“Restricted Stock” is an award of shares of common stock granted to an employee for no or nominal consideration. Title to the shares passes to the employee at the time of the grant; however, the ability to sell or otherwise dispose of the shares is subject to restrictions and conditions determined by the Committee. The recipient of a Restricted Stock Award will have all the rights of a shareholder, including the right to vote and receive dividends. In general, shares of restricted stock are subject to forfeiture if the participant does not meet certain conditions, such as continued employment over a specified vesting period and/or the attainment of specified Company performance objectives.
•	“Performance Shares” are an award of the right to receive stock or cash of an equivalent value at the end of the specified performance period upon the attainment of specified performance goals.
•	An “Other Stock-Based Award” is any other award that may be granted under the LTSIP that is valued in whole or in part by reference to or is payable in or otherwise based on common stock. This includes the grant of restricted stock units, which represent a specified number of hypothetical shares of our common stock, the vesting of which is subject to such requirements as the Committee may determine. A participant to whom restricted stock units are granted typically does not have any rights as a shareholder with respect to the units, such as dividend and voting rights, unless and until they are settled in shares of our common stock.

Shares Subject to LTSIP. As of February 21, 2018, 9,931,978 shares of common stock, no par value, remain available for issuance under the LTSIP. The closing sale price of our common stock, as quoted in the Nasdaq Global Select Market on February 21, 2018, was $36.28 per share.

The shares to be offered under the LTSIP are authorized and unissued shares, including shares reacquired by our Company which have that status. The number of shares that may be issued under the LTSIP and the number of shares subject to Awards are subject to adjustments in the event of a merger, reorganization, consolidation, recapitalization, dividend (other than ordinary cash dividends), stock splits, or other change in corporate structure affecting the common stock. If the proposed amendment is approved by our shareholders, the Evergreen Provision (described above), pursuant to which a minimum number of shares of common stock are added to the LTSIP for issuance annually, would be eliminated. Subject to certain restrictions, expired, forfeited, and cancelled awards and shares surrendered or withheld in payment for exercising Options may be reissued under the LTSIP.

Termination or Amendment of the LTSIP. Our Board may at any time amend, discontinue, or terminate the LTSIP or any part thereof; however, unless otherwise required by law, after shareholder approval, the rights of a participant may not be impaired without the consent of such participant. In addition, without the approval of our shareholders, no amendment may be made which would increase the aggregate number of shares of common stock that may be issued under the LTSIP or decrease the Option price of any Option to less than 100% of the fair market value on the date of grant.

Participation and Assignability. Neither the LTSIP, nor any award agreement granted under the LTSIP, entitles any participant to any right to continued employment by our Company or any subsidiary. Generally, no award or other benefit payable under the LTSIP may, except as otherwise specifically provided by law, be subject in any manner to assignment, transfer, or encumbrance. However, Nonqualified Stock Options may be transferred without consideration to (i) an immediate family member of the optionee, (ii) a trust for the benefit of an immediate family member of the optionee, or (iii) a partnership or a limited liability company whose only partners or members are immediate family members, if the Option holder satisfies certain conditions as may be required by the Committee.

Federal Tax Consequences. The U.S. federal income tax consequences to our Company and to LTSIP participants are complex and subject to change. The following summarizes the general consequences of the grant and acquisition of awards under the LTSIP for federal income tax purposes, based on management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality. Participants under the LTSIP should consult their own tax advisors since a participant's situation may be such that some variation of the rules described below will apply.

•	Options. LTSIP participants will not recognize taxable income at the time an Option is granted under the LTSIP unless the Option has a readily ascertainable market value at the time of grant. Management understands that Options to be granted under the LTSIP will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an Option. For Nonqualified Stock Options, the difference between the fair market value of the shares at the time an Option is exercised and the Option price generally will be treated as ordinary income to the optionee, in which case the Company will be entitled to a deduction equal to the amount of the optionee's ordinary income. With respect to Incentive Stock Options, participants will not realize income for federal income tax purposes as a result of the exercise of such Options. In addition, if common stock acquired as a result of the exercise of an Incentive Stock Option is disposed of more than two years after the date the Option is granted and more than one year after the date the Option was exercised, the entire gain, if any, realized upon disposition of such common stock will be treated for federal income tax purposes as capital gain. Under these circumstances, no deduction will be allowable to our Company in connection with either the grant or exercise of an Incentive Stock Option. Exceptions to the general rules apply in the case of a “disqualifying disposition.”

If a participant disposes of shares of common stock acquired pursuant to the exercise of an Incentive Stock Option before the expiration of one year after the date of exercise or two years after the date of grant, the sale of such stock will be treated as a “disqualifying disposition.” As a result, such a participant would recognize ordinary income and our Company would be entitled to a deduction in the year in which such disposition occurred. The amount of the deduction and the ordinary income recognized upon a disqualifying disposition would generally be equal to the lesser of: (a) the sale price of the shares sold minus the Option price, and (b) the fair market value of the shares at the time of exercise minus the Option price. If the disposition is to a related party (such as a spouse, brother, sister, lineal descendant, or certain trusts or business entities in which the seller holds a direct or indirect interest), the ordinary income recognized generally is equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized upon disposition, in excess of the ordinary income, will be taxable as capital gain. In addition, the exercise of Incentive Stock Options may result in an alternative minimum tax liability.

•	Stock Appreciation Rights. Upon the grant of a Stock Appreciation Right, the participant will realize no taxable income and the Company will receive no deduction. A participant will realize income at the time of exercise if the award becomes vested and is no longer subject to forfeiture and the participant is entitled to receive the value of the award. The Company will receive a deduction of an equal amount in the same year the participant recognizes income. If a Stock Appreciation Right is settled in shares of common stock, upon the participant’s subsequent disposition of those shares, the participant would recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from his or her tax basis (i.e. the fair market value of shares of common stock on the exercise date).
•	Restricted Stock. Recipients of shares of Restricted Stock that are not “transferable” and are subject to “substantial risks of forfeiture” at the time of grant will not be subject to federal income taxes until the lapse or release of the restrictions or sale of the shares, unless the recipient files a specified election under the Code to be taxed at the time of grant. The recipient's income and our Company's deduction will be equal to the excess of the then fair market value (or sale price) of the shares less any purchase price. Any subsequent transfer of the shares of Restricted Stock after the time the restrictions lapse or are released will result in a capital gain or loss (long-term or short-term, depending upon the holding period) to the extent the amount realized from the sale differs from the tax basis (as described above). Dividends paid in cash and received by a participant prior to the time the restrictions lapse or are released will constitute ordinary income to the participant in the year paid, and the Company will generally be entitled to a corresponding deduction for those dividends. Any dividends paid in stock may be treated as an award of additional restricted shares, subject to the tax treatment described above.
•	Performance Shares. Participants are not taxed upon the grant of Performance Shares. Upon receipt of the underlying shares or cash, a participant will be taxed at ordinary income tax rates (subject to withholding) on the amount of cash received and/or the current fair market value of stock received, and the Company will be entitled to a corresponding deduction. The participant's basis in any Performance Shares received will be equal to the amount of ordinary income on which he or she was taxed and, upon subsequent disposition, any gain or loss will be capital gain or loss.
•	Restricted Stock Units. Recipients of Restricted Stock Units will not recognize taxable income at the time of grant. A recipient is taxed upon receipt of payment for an award of Restricted Stock Units, which payment may be in shares or cash. Upon receipt of payment for an award of Restricted Stock Units, the fair market value of the shares or the amount of cash received will be taxed to the recipient at ordinary income rates. However, if any shares used as payment for Restricted Stock Units are not “transferable” and are subject to “substantial risk of forfeiture,” the taxable event is deferred until either the restrictions on transferability or the risks of forfeiture lapse. The basis of any shares used as payment for Restricted Stock Units will be equal to the fair market value of the shares on the date the recipient recognizes ordinary income as described above. The Company will receive a deduction of an equal amount in the same year the participant recognized income.

Required Vote for Approval. The affirmative vote of a majority of our common stock voted at the Annual Meeting, by person or by proxy, is required to approve the proposed Amendment. Broker nonvotes and abstentions will not be counted as votes cast on the proposal. Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote for the approval of the proposed amendment.

The Board of Directors recommends a vote FOR the approval of the proposed amendment to our Long-Term Stock Incentive Plan.

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018

The Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 29, 2018. The services provided to our Company and our shareholders by Deloitte for 2017 are described below under the caption “Independent Registered Public Accounting Firm – Disclosure of Fees.”

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not legally required, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance. Representatives of Deloitte are expected to be present at our Annual Meeting of Shareholders to respond to appropriate questions and to make such statements as they may desire. The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for ratification. Broker non-votes and abstentions will not be treated as votes cast on this proposal. Unless otherwise instructed by you, brokers, banks, and other street name holders will have the discretionary authority to vote your shares on this matter.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee, at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our shareholders.

The Board of Directors recommends a vote “FOR” this proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2018.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – DISCLOSURE OF FEES

As explained above, Deloitte served as our independent registered public accounting firm for the fiscal years ended December 30, 2017 and December 31, 2016. The following table sets forth the fees we paid to Deloitte for those years, all of which were pre-approved by the Audit Committee.

	2017	2016
Audit Fees(1)	$866,500	$628,000
Audit Related Fees	0	0
Tax Fees	100,000	125,000
All Other Fees	129,000	0
Total	$1,095,500	$753,000
(1)	Includes annual audit, quarterly reviews, audit of internal controls, and consultation.

Audit Committee Pre-Approval Policy. The Audit Committee has established a pre-approval policy and procedures for audit, audit-related, and tax services that can be performed by our independent registered public accounting firm. The policy sets out the specific services that must be pre-approved by the Audit Committee, and places limitations on the scope of these services while ensuring that the independence of the auditors to audit our financial statements is not impaired. The policy prohibits us from retaining Deloitte for services which are proscribed by rules of the SEC. In addition, the policy requires disclosure of non-audit services performed by our auditors. The pre-approval policy does not include a delegation of the Audit Committee's responsibilities and authority under the pre-approval policy. All services provided by Deloitte under the captions “Audit Fees,” “Tax Fees,” and “All Other Fees” were approved by the Audit Committee under this policy.

AUDIT COMMITTEE REPORT

On February 26, 2018, the Audit Committee submitted to the Board of Directors the following report:

The Committee has reviewed and discussed with management our Company's audited financial statements as of and for the year ended December 30, 2017.

The Committee has discussed with our independent auditors the matters covered by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees.

The Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee concerning independence, has discussed with Deloitte their independence, and has satisfied itself as to Deloitte's independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Company's Annual Report on Form 10-K for the year ended December 30, 2017.

Gary F. Goode, Chairman Thomas W. Rhodes Mary E. Tuuk

The report of the Audit Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Consistent with our Board's recommendation, as approved by our shareholders, and as required under the Securities Exchange Act, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation paid to our Named Executives. Because your vote is advisory, it will not be binding on our Board. However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our Company has had a long-standing tradition of delivering results to our shareholders. Because the compensation of our executives has been closely linked to Company performance, our executive compensation programs have played a major role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.

Our compensation programs are substantially tied to our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives. We closely monitor the compensation programs and pay levels of executives of companies of similar size and complexity, with the objective that our compensation programs are within the norm of a range of market practices and remain competitive.

We believe our executive compensation programs are effective and structured in a manner that (a) is consistent with our compensation philosophy and objectives (as described in our Compensation Discussion and Analysis below), (b) promotes our business objectives, and (c) supports our culture and traditions that have existed for over 60 years.

The advisory vote on executive compensation was conducted at our Annual Meeting of Shareholders in 2017, based on the disclosure of our executive compensation in the proxy statement for that meeting. Approximately 73% of the shares voted at that meeting approved of the compensation paid to our Named Executives. The Board considered the results of this vote as supportive of the Company's compensation policies and programs, and did not make any material changes to those policies and programs as a result of that vote.

Accordingly, our Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure, and related material disclosed in the Company’s proxy statement for its 2018 Annual Meeting of Shareholders, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” this proposal.

ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

This year we are offering our shareholders the opportunity to vote on how often the Board should ask our shareholders to provide an advisory vote on executive compensation. The Board believes that because our current executive incentive targets are established annually, an annual vote on executive compensation is most appropriate. You may choose to vote in any one of four manners on the proxy. You may indicate that you prefer this vote every one, two or three years or you may abstain. If no choice is specified, the shares represented by your proxy will be voted in favor of management’s recommendation that the vote be conducted every year. The shareholder vote on this issue is advisory. Because it is not binding upon us, the Personnel and Compensation Committee and our Board of Directors may decide that it is in the best interests of our shareholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. However, the Committee and the Board will consider the outcome of the vote when making future decisions on the frequency for which shareholder advisory votes are solicited on executive compensation.

The Board of Directors recommends that you vote for the proposal to have an advisory vote on executive compensation each year.

SECURITIES OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table contains information with respect to ownership of our common stock by each director, each nominee for election as director, each Named Executive in the tables under the caption “Executive Compensation,” and all executive officers and directors as a group. The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of February 21, 2018:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Patrick M. Webster	338,618	(2)	*
Matthew J. Missad	318,003	(2)	*
Michael R. Cole	159,738	(2)	*
Patrick M. Benton	106,903	(2)	*
Allen T. Peters	102,315	(2)	*
William G. Currie	273,613	(3)	*
Gary F. Goode	130,913	(3)	*
John M. Engler	73,047	(3)	*
Thomas W. Rhodes	51,029	(3)	*
Bruce A. Merino	38,480		*
Brian C. Walker	21,863	(3)	*
Michael G. Wooldridge	18,578	(3)	*
Mary E. Tuuk	17,460		*

All directors and executive officers as a group (21 persons)	2,111,973	(2)(3)	3.4%

* Less than one percent (1%).

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.
(2)	Includes shares subject to issuance under our deferred compensation plans for Messrs. Missad, Cole, Webster, Benton, and Peters in the amount of 75,333 shares; 28,550 shares; 112,682 shares; 7,366 shares; and 9,361 shares, respectively.
(3)	Includes shares held in our Director Retainer Stock Plan for Messrs. Currie, Engler, Goode, Rhodes, Walker, and Wooldridge who hold 7,552 shares; 34,772 shares; 91,516 shares; 34,622 shares; 14,854 shares; and 10,125 shares, respectively.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We believe our employees are our most important asset. Our executive compensation program has been designed to motivate, reward, attract, and retain the management deemed essential to ensure our Company’s success. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, we seek to:

-	Create an environment that rewards performance for achievement of Company goals;
-	Attract and retain key executives critical to the long-term success of our Company; and
-	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and requirements.

We believe the compensation of our executives should reflect the performance of the business units in which they are involved and for which they are responsible. We further believe the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry, and competitive conditions, should be the basis for determining their overall compensation.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward overall financial performance as well as each person’s individual contribution to our Company. In measuring an individual’s contribution to our Company, the Personnel and Compensation Committee (the “Committee”) considers numerous factors, including the individual’s contribution to Company performance, individual performance relative to pre-established goals, and general economic conditions in the markets we serve.

Compensation Program Components

The Committee has responsibility for establishing, implementing, and monitoring adherence to our compensation philosophy and established programs. The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable, and competitive.

The principal components of our executive compensation consist of (a) base salary, (b) annual performance incentives (generally paid under our Performance Bonus Plan), and (c) long-term incentive compensation (generally payable in the form of equity-based compensation awards). Base salaries are set for our executive officers at the Committee’s January meeting each year. At this meeting, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, excluding his own compensation. The Committee may accept or adjust such recommendations. It makes the sole determination of the compensation for our Chief Executive Officer, subject to approval of our Board.

Base Salaries. Historically, we have provided modest base salaries relative to market averages and created opportunities for significant performance-based incentive compensation. The Committee has complete discretion in determining base salary amounts, regardless of whether corporate or individual performance goals are achieved.

The Committee may, but is not required to, use objective and subjective measures in exercising its discretion in setting base salaries. The Committee is authorized to utilize the services of third-party consultants from time to time to assist in the review of our compensation programs and render related services. The last external review of our executive compensation programs was performed in the fourth quarter of 2016 by Meridian Compensation Partners, LLC (“Meridian”). Meridian was retained by the Committee to review peer group compensation(1). In connection with that review, Meridian conducted a comparison of our compensation relative to a peer group as well as general market data and executive compensation rates and practices from a variety of third party sources. Based upon Meridian’s review and benchmarking, the Committee concluded that our compensation program for executive officers is generally competitive, and as a result, no material modifications have been made to our executive compensation program since that review.

The Committee approved salary increases to the Named Executives, identified in the Summary Compensation Table, as follows:

Named Executive	Effective Date	New Salary*	% Increase
Matthew J. Missad	February 1, 2018	$781,534	3.52%
Michael R. Cole	February 1, 2018	$405,517	5.07%
Patrick M. Webster	February 1, 2018	$465,320	4.68%
Patrick M. Benton	February 1, 2018	$282,190	6.10%
Allen T. Peters	February 1, 2018	$298,211	5.95%

*In 2017, the base salaries of our Named Executives (as well as other officers) were increased to compensate for the termination of certain features of our medical expense reimbursement program. For 2018, the salaries for our Named Executives (as well as other officers) were increased to compensate for the termination of our automobile allowance and reimbursement program. Excluding these adjustments, the increase to Mr. Missad’s base salary was $15,000 or 2% effective February 1, 2018.

For fiscal 2017, the ratio of the median of the annual total compensation of all of our active employees as of December 31, 2017, excluding our Chief Executive Officer, ($39,609.60) to the annual total compensation of our Chief Executive Officer ($2,764,750.30) was 70:1. The compensation of our median employee was determined by (1) calculating the annual total compensation of all of our active employees as of December 31, 2017 (the “Determination Date”), and (2) ranking the annual total compensation of all employees (except our Chief Executive Officer) from lowest to highest (4,978 on the list of 9,955). We included all full-time and part-time employees as of the Determination Date, and annualized the total compensation for those full-time and part-time employees who were employed by us for less than one year as of the Determination Date. We applied applicable

1 Our current peer group companies are WestRock Co., Masco Corp., Builders FirstSource, Sonoco Products Co., Bemis Co. Inc., Boise Cascade Co., Greif Inc., BMC Stock Holdings Inc., Louisiana-Pacific Corp., BlueLinx Holdings Inc., NCI Building Systems Inc., Gibraltar Industries Inc., American Woodmark Corp., Simpson Manufacturing Inc., and Trex Co. Inc.

foreign exchange rates, relative to the U.S. dollar, for our non-U.S. employees. Total annual compensation includes each element of compensation listed in the Summary Compensation Table below, except for Employer Contributions to any 401(k) or similar qualified, defined contribution plan, based upon our Company’s payroll records.

Annual Incentive Compensation. Our Performance Bonus Plan (“Performance Bonus Plan”) provides for the contribution of a fixed percentage of pre-bonus operating profit to each of a number of bonus pools, based upon the pre-bonus Return on Investment (“ROI”) of each plant, region, and division (each of which is referred to as a “Business Unit”), as well as a separate Corporate Business Unit bonus pool. Combined, these bonus pools are the source for our Company’s aggregate bonus awards.

ROI is determined based upon the Business Unit’s pre-bonus operating profit, less income taxes, divided by the average investment of the Business Unit. Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accumulated amortization, less accounts payable.

At the beginning of each year, each Named Executive is allocated a fixed percentage of the bonus pool of his or her respective Business Unit. The amount of an employee’s percentage of his or her bonus pool is generally reflective of that person’s relative degree of responsibility for the operations and results of that Business Unit, as well as his or her performance and tenure with the Company. If the Business Unit generates profits which result in a bonus pool, the participant receives the allocated percentage as a performance bonus. The dollar amount of that pool is based upon the Business Unit’s aggregate ROI. As ROI increases, a higher percentage of pre-bonus operating profit is contributed to the pool.

For the Corporate Business Unit, the minimum contribution percentage of 4.87% of pre-bonus operating profit occurs at the lowest level of ROI, which is 6.00%. The maximum contribution percentage of 10.47% occurs at an ROI of 25.50% and higher. In general, for every hundred basis point improvement in ROI, our Company contributes an approximate, additional 28 basis points of pre-bonus operating profit to the Corporate Business Unit bonus pool. Three of our Named Executives participated in the Corporate Business Unit bonus pool in 2017.

For 2017, we achieved an overall ROI of 13.76%. This resulted in a contribution of $15,462,251 to the Corporate Business Unit bonus pool, which equaled 7.11% of pre-bonus operating profit. The performance bonus for each of the Named Executives (other than Messrs. Benton and Peters) was based upon our Company’s total ROI. The performance bonuses for Messrs. Benton and Peters were based upon the ROI of their respective Business Units.

The bonus amount for Mr. Missad was determined by the Company’s ROI, as a whole. Based upon that performance, we contributed the calculated amount of pre-bonus operating profit to the Corporate Business Unit bonus pool. Mr. Missad was eligible to receive a 20% allocation of the Corporate Business Unit bonus pool for 2017. That percentage, multiplied by the amount of that bonus pool, yielded a bonus for Mr. Missad of $3,092,450 for 2017. However, this amount exceeds our Company policy which prohibits the cash payment of a performance bonus that is more than 2.0 times a participant’s base salary at the time the bonus is payable. As a result, Mr. Missad received a cash bonus of $1,563,068 for 2017, which was approximately 10.11% of the Corporate Business Unit bonus pool.

As noted, the Company limits cash bonus payments to 2.0 times a participant’s base salary, determined as of the date the bonus is payable. The amount earned by an employee under the Performance Bonus Plan in excess of the permitted cash bonus amount (the “Excess Bonus”) is paid in the form of shares of restricted Company common stock under our LTSIP (described below). As a result, for 2017, our Named Executives effectively funded the long-term compensation component of their total compensation with what they earned under our Performance Bonus Plan.

For the restricted stock awards granted in 2018, based upon 2017 performance under the Performance Bonus Plan, the Excess Bonus was paid in the form of shares of restricted Company common stock that cliff vest on the fifth anniversary of the award date, based upon the Fair Market Value of our Company’s common stock on the award date. The Committee approved management’s recommendation to allocate $465,000 of earned Excess Bonus amounts (otherwise payable to the Named Executives), plus $535,000 paid out of corporate and divisional bonus pool discretionary funds, to other non-Named Executive employees that was paid in the form of restricted stock subject to five-year vesting (the “Reallocated Restricted Stock Amount”). Restricted stock awards granted in 2017, based upon 2016 performance under the Performance Bonus Plan, were also subject to five-year cliff vesting (totaling 194,808 shares).

The following table discloses and explains the determination of bonuses earned by the Named Executives under our Performance Bonus Plan for 2017. As is explained above, actual cash bonus payments are limited to 2.0 times each participant’s base salary at the date of payment of the bonus. For 2017, the actual cash bonus payments to Messrs. Missad, Cole, Webster, Benton, and Peters were less than the total bonus amounts each earned under the terms of the Performance Bonus Plan.

Named Executive	Actual ROI (1)	Percent of Pre-Bonus Operating Profit Contributed to the Corporate Business Unit Bonus Pool	Allocation of Participation in the Corporate Business Unit Bonus Pool	Cash Performance Bonus Paid (2)
Matthew J. Missad	13.76%	7.11%	20.00%	$1,563,068
Michael R. Cole	13.76	7.11	8.00	792,698
Patrick M. Webster	13.76	7.11	15.00	913,034
Patrick M. Benton	18.08	3.17 (3)	50.00 (3)	547,932
Allen T. Peters	16.57	3.07 (3)	50.00 (3)	578,932
(1)	The Committee periodically establishes ROI threshold achievement levels for each Business Unit, which may vary among the different Business Units.
(2)	For 2017, the earned bonuses for Messrs. Missad, Cole, Webster, Benton, and Peters equaled $3,092,450; $1,236,980; $2,319,338, $1,053,599, and $1,330,116, respectively.
(3)	For 2017, Messrs. Benton and Peters did not participate in the Corporate Business Unit bonus pool. Rather, the incentive compensation for each of them was based upon the ROI of their respective Business Unit.

We have approximately 106 bonus pools, one for each Business Unit, as well as the separate Corporate Business Unit pool.

Chief Executive Officer. The Committee annually reviews, and recommends for Board approval, our Chief Executive Officer’s base salary. Mr. Missad’s salary is based on comparable compensation data, the Committee’s assessment of his past performance, and its expectation as to his future contributions in leading our Company. Mr. Missad’s base salary fell in the mid-range of the salaries of comparable executives in our peer group. The Committee has complete discretion in recommending the base salary for Mr. Missad (who does not have an employment agreement with our Company). For 2018, Mr. Missad is eligible to receive 20% of the Corporate Business Unit bonus pool, subject to the limits described above.

Long-Term Stock Incentive Plan. We provide long-term incentive compensation to our executive officers and key employees through stock options, grants of restricted shares, conditional stock grants, and other equity-based awards under the terms of our Long-Term Stock Incentive Plan (the “LTSIP”). The Committee has complete discretion in determining eligibility for participation and the type and number of shares subject to awards made under the LTSIP, except for those awarded to our CEO, which are determined by the Board.

For 2017 (as was the case for 2016 and 2015), the long-term equity awards made to our Named Executives under our LTSIP were funded entirely by these officers under our Performance Bonus Plan. The number of shares of restricted stock granted to each Named Executive was determined by each employee’s Excess Bonus earned under the Performance Bonus Plan. No discretionary awards were made to the Named Executives under the LTSIP in 2017, nor have any been made since 2014. Based upon the formula described above, our Named Executives received restricted stock awards in the following amounts for 2017 performance under our Performance Bonus Plan:

	Matthew J. Missad	Michael R. Cole	Patrick M. Webster	Patrick M. Benton	Allen T. Peters
Shares subject to five-year cliff vesting (1)	35,032	11,480	35,084	13,161	19,884
(1)	Amount determined by (a) each Named Executive’s total earned bonus under the Performance Bonus Plan, less the sum of (1) the total cash bonus, and (2) their share of the Reallocated Restricted Stock Amount to other employees, divided by (b) $36.52, the closing price of the Company’s common stock on the award date (February 22, 2018).

We encourage and promote ownership of Company stock by our employees and directors, and have a Minimum Stock Ownership Policy that sets requirements for ownership of our common stock by our key employees and independent directors, as follows:

Title	Company Stock Ownership Requirement
Officers	$200,000
General Manager of Operations and Corporate Directors	$100,000
Operations Managers, Plant Managers, Sales Managers and Directors, Executive Managers, Senior Managers, Purchasing and Transportation Managers	$50,000
Independent Directors	7,500 shares

Effective June 1, 2011, our Board approved amendments to our Executive Stock Grant Program (the “ESGP”) that included a stock match provision. Under this provision, we grant shares of restricted Company common stock to eligible employees who invest in shares of the Company’s common stock under our Deferred Compensation Plan (the

“DCP”). Under the ESGP, approximately $1.00 worth of Company stock is awarded for each $1.00 deferred and invested in Company stock under the DCP (the “Match Shares”). The Match Shares vest in full on the fifth anniversary of the grant date, subject to certain acceleration events.

Our DCP allows key employees to defer a portion of their salary and/or bonus. Participants in the DCP may elect to invest the deferred amounts in certain investment alternatives, including our common stock. Also, under the DCP, if a key employee’s ownership of our common stock is below certain targeted thresholds, the amount of the deferral must be used to invest in shares of our common stock. In general, each employee receives a payout of his or her DCP account one year from the date they leave our Company, unless preceded by retirement, death, or change in control, in which case the employee or his or her beneficiary may receive the distribution earlier, subject to DCP provisions.

As described above in this Proxy Statement, we have a shareholder-approved Employee Stock Purchase Plan (the “ESPP”) which allows our employees to make a payroll deduction or lump sum contribution, or both, for the purchase of our common stock. Shares of our common stock are purchased with the money in the employee’s account on the last trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock. All eligible employees with at least one year of service may participate in the ESPP. Under the ESPP, an employee may not acquire more than $25,000 of our common stock in any one plan year, based upon the fair market value of our stock as of the date of purchase.

We have a Stock Gift Plan under which eligible employees receive a modest amount of our common stock on specified service anniversaries with us.

Executive Retirement Plan. On October 14, 2010, the Committee approved an Executive Retirement Plan (the “ERP”) for officers with twenty or more years of Company service and at least ten years of service as an officer. The ERP provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the three-year period preceding retirement), and is payable over three years after retirement, death, or disability.

Impact of Restatements Retroactively Impacting Financial Goods. The Company has not had any material restatement of prior financial results. If such restatements were to occur, the Committee and Board would review the matter and determine what, if any, adjustment to current or prior compensation might be appropriate.

Deductibility of Compensation. Our policy is to pay all earned compensation regardless of whether it exceeds the One Million Dollar ($1,000,000.00) limitation on compensation deductions set forth in Section 162(m) of the Internal Revenue Code.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

The primary purpose of the Personnel and Compensation Committee (the “Committee”) is to assist the Board in discharging its responsibilities related to the compensation of our Company’s executives. The Committee’s responsibilities are more fully described in its Charter, which is available on our website.

The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Effective as of March 5, 2018, based upon that review and those discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Bruce A. Merino, Chairman John M. Engler Thomas W. Rhodes Brian C. Walker Michael G. Wooldridge

The report of the Personnel and Compensation Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

Summary Compensation Table

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for each of our last three fiscal years (the “Named Executives”).

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (1)(3)	All Other Compensation (4)	Total
Matthew J. Missad, Chief Executive Officer	2017	$744,977	$1,361,323	$1,563,068	$60,433	$3,729,801
	2016	597,537	1,395,707	1,500,000	65,184	3,558,428
	2015	535,658	1,248,576	956,900	41,604	2,782,738
Michael R. Cole, Chief Financial Officer	2017	382,210	462,862	792,698	41,466	1,679,236
	2016	355,150	523,018	761,966	43,294	1,683,428
	2015	345,483	323,137	622,971	40,451	1,332,042
Patrick M. Webster, President and Chief Operating Officer	2017	439,944	1,363,222	913,03	39,952	2,756,152
	2016	403,717	1,452,785	879,102	42,008	2,777,612
	2015	393,925	1,014,429	707,964	38,853	2,155,171
Patrick M. Benton, President, UFP Northern Division	2017	263,810	522,807	547,932	29,964	1,364,513
	2016	254,583	613,535	622,000	32,897	1,523,015
	2015	249,999	596,806	533,750	34,093	1,414,648
Allen T. Peters, President, UFP Western Division	2017	279,227	768,331	578,932	33,056	1,659,546
	2016	268,666	748,349	553,000	37,717	1,607,732
	2015	258,916	581,642	471,625	36,181	1,348,364
(1)	Includes amounts deferred by the Named Executives under our Profit Sharing and 401(k) Plan and DCP. The 2017 amounts include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, and $55,000 for Messrs. Cole, Benton, and Peters. The 2016 amounts include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, $55,000 for Messrs. Cole and Peters, and $50,000 for Mr. Benton. The 2015 amounts include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, $50,000 for Mr. Cole, $65,000 for Mr. Benton, and $37,730 for Mr. Peters.

(2)	The 2017 amounts include 35,032 shares granted to Mr. Missad, 11,480 shares granted to Mr. Cole, 35,084 shares granted to Mr. Webster, 13,161 shares granted to Mr. Benton, and 19,884 shares granted to Mr. Peters on February 22, 2018 under the LTSIP based upon the “Excess Bonus” (defined in the “Compensation Discussion and Analysis” section above) earned under our Performance Bonus Plan for 2017, less their share of the Reallocated Restricted Stock Amount. The 2016 amounts include 40,758 shares granted to Mr. Missad, 14,838 shares granted to Mr. Cole, 42,540 shares granted to Mr. Webster, 14,829 shares granted to Mr. Benton, and 21,906 shares granted to Mr. Peters on February 23, 2017 under the LTSIP based upon the Excess Bonus (defined in the Compensation Discussion and Analysis section above) earned under our Performance Bonus Plan for 2016, less their share of the Reallocated Restricted Stock Amount, and 3,000 shares granted to Mr. Benton in connection with his promotion and relocation. The 2015 amounts include 50,079 shares granted to Mr. Missad, 11,946 shares granted to Mr. Cole, 40,164 shares granted to Mr. Webster, 20,352 shares granted to Mr. Benton, and 23,838 shares granted to Mr. Peters on February 18, 2016 under the LTSIP based upon the Excess Bonus (defined in the Compensation Discussion and Analysis section above) earned under our Performance Bonus Plan for 2015, less their share of the Reallocated Restricted Stock Amount, and 3,000 shares granted to Mr. Benton in connection with his promotion and relocation. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are based on a vesting period of either three or five years, subject to acceleration upon reaching age 60.

The 2017 amounts include Match Shares under the ESGP that were granted on February 28, 2018 to Messrs. Missad, Cole, Webster, Benton, and Peters in the amount of 2,488; 1,324; 2,488; 1,280; and 1,280 shares, respectively. The 2016 amounts include Match Shares under the ESGP that were granted on February 23, 2017 to Messrs. Missad, Cole, Webster, Benton, and Peters in the amount of 2,817; 1,491; 2,817; 1,326; and 1,458 shares, respectively. The 2015 amounts include Match Shares under the ESGP that were granted on February 25, 2016 to Messrs. Missad, Cole, Webster, Benton, and Peters in the amount of 3,984; 1,944; 3,708; 2,130; and 1,398 shares, respectively.

(3)	Represents annual cash bonus payments under performance-based bonus plans tied to our operating profit and ROI, which cover substantially all salaried employees.
(4)	The amounts in this column include Company contributions to our Profit Sharing and 401(k) Plan for 2017 in the amount of $4,050 for Messrs. Missad, Cole, Webster, and Peters; and $3,519 for Mr. Benton. Subject to certain requirements, including age and service requirements, all employees are eligible to participate in our Profit Sharing and 401(k) Plan.

Also included in this column is personal use of corporate aircraft for 2017 in the amount of $17,771 for Mr. Missad and $2,934 for Mr. Webster. We permit limited personal use of corporate aircraft by our Named Executives, and personal use of our aircraft requires approval by our Chief Executive Officer. We calculate the incremental cost to our Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to specific trips.

The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive’s aggregate fringe benefits: automobile allowance, automobile insurance, gasoline, use of Company-owned property, insurance premiums, a convenience allowance, and taxes paid on behalf of the Named Executive.

Narrative Disclosure of Perquisites and Benefits

We provide benefit programs to executive officers and other employees. The following table generally identifies such benefit plans and those employees who may be eligible to participate:

Benefit Plan	Officers	Certain Managers	Full-Time Exempt Employees	Full-Time Non-Exempt Employees
401(k) Plan	√	√	√	√
Medical/Dental/Vision Plans	√	√	√	√
Life and Disability Insurance	√	√	√	√
Employee Stock Purchase Plan	√	√	√	√
ROI Bonus Plan	√	√	√	Not Offered
Hourly ROI Bonus	Not Offered	Not Offered	Not Offered	√
Equity Incentive Plans	√	√	√	Not Offered
Change in Control and Severance Plan	√	√	Not Offered	Not Offered
Deferred Compensation Plan	√	√	Not Offered	Not Offered
Executive Retirement Plan	√	Not Offered	Not Offered	Not Offered
Holiday Gifts Not Exceeding $1,500	√	√	√	√

We believe perquisites for executive officers should be limited in scope and value. As a result, we have historically provided nominal perquisites. The following table generally illustrates the perquisites we do and do not provide, and identifies those employees who may be eligible to receive them.

Type of Perquisites	Officers	Certain Managers	Full-Time Employees
Employee Discount	√	√	√
Convenience Allowance (1)	√	Not Offered	Not Offered
Automobile Allowance (2)	√	√	Not Offered (2)
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered
(1)	We provide our officers with a limited taxable convenience allowance which they may use for household management, health and wellbeing, and similar expenses.
(2)	For 2018, the Company’s automobile expense reimbursement program was revised to limit participation to certain employees whose personal automobiles are used more than fifty percent for Company business travel. Other employees receive reimbursement, in accordance with the Code, for expenses incurred in connection with the utilization of their personal vehicles for business travel.

Grants of Plan-Based Awards

The following table reflects the grant of plan-based awards for fiscal 2017 to the Named Executives, and sets forth information on possible payouts to the Named Executives under our Performance Bonus Plan for fiscal 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Maximum (2) ($)	Threshold (#)	Maximum (#)
Matthew J. Missad	02/22/18 02/28/18	0	$1,563,068	0	0	35,032 2,488	0 0	0 0	$1,279,368 81,954
Michael R. Cole	02/22/18 02/28/18	0	811,034	0	0	11,480 1,324	0	0	419,249 43,612
Patrick M. Webster	02/22/18 02/28/18	0	930,640	0	0	35,084 2,488	0 0	0 0	1,281,267 81,954
Patrick M. Benton	02/22/18 02/28/18	0	564,380	0	0	13,161 1,280	0 0	0 0	480,639 42,163
Allen T. Peters	02/22/18 02/28/18	0	596,422	0	0	19,884 1,280	0 0	0 0	726,163 42,163
(1)	The amounts reported in these columns are not actual awards; rather, they represent the maximum awards that could have been earned by each Named Executive for fiscal 2017 under our Performance Bonus Plan. The actual amount paid to each Named Executive under this Plan for fiscal 2017 is reported in the Summary Compensation Table. Amounts earned under this Plan are required to be paid within 75 days after our fiscal year-end and are subject to the maximum payment amount described in footnote (2). For details regarding how awards are determined under the Plan, see the Compensation Discussion and Analysis section of this Proxy Statement.
(2)	Represents 2.0 times each Named Executive’s base salary as of the date of the grant, which is the maximum amount of any earned bonus that is payable in cash under our Performance Bonus Plan.
(3)	Reflects the grant of shares of restricted Company common stock. As described in the Compensation Discussion and Analysis section above, the amount of an employee’s bonus earned in excess of the limit referenced in footnote (2) is payable in shares of restricted Company stock that cliff vest in five years, subject to accelerated vesting upon death, disability, retirement, or a change in control. The grant date fair value of the awards is included in the Stock Awards column in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by the Named Executives as of December 30, 2017:

			Stock Awards
Name	Grant Date	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Matthew J. Missad	02/23/17	02/23/22	2,817	$105,976
	02/23/17	02/23/22	40,758	1,533,316
	02/25/16	02/25/21	3,984	149,978
	02/18/16	02/18/21	39,636	1,491,106
	02/18/16	02/18/19	10,443	392,866
	02/26/15	02/26/20	5,076	190,959
	02/19/15	02/19/20	10,725	403,475
	02/19/15	02/19/18	13,980	525,928
	02/27/14	02/27/19	7,200	270,864
	02/27/14	02/27/19	4,857	182,720
	02/28/13	02/28/18	6,438	242,198
Michael R. Cole	02/23/17	02/23/22	1,491	56,091
	02/23/17	02/23/22	14,838	558,206
	02/25/16	02/25/21	1,944	73,133
	02/18/16	02/18/19	6,798	255,741
	02/18/16	02/18/21	5,148	193,668
	02/26/15	02/26/20	2,544	95,705
	02/27/14	02/27/19	2,400	90,288
	02/27/14	02/27/19	2,529	95,141
	02/28/13	02/28/18	3,249	122,227
Patrick M. Webster	02/23/17	02/23/22	2,817	105,976
	02/23/17	02/23/22	42,540	1,600,355
	02/25/16	02/25/21	3,708	139,495
	02/18/16	02/18/21	32,439	1,220,355
	02/18/16	02/18/19	7,725	290,615
	02/26/15	02/26/20	5,061	190,395
	02/19/15	02/19/20	10,176	382,821
	02/19/15	02/19/18	10,281	386,771
	02/27/14	02/27/19	3,600	135,432
	02/27/14	02/27/19	4,857	182,720
	02/28/13	02/28/18	6,438	242,198

			Stock Awards
Name	Grant Date	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Patrick M. Benton	02/23/17	02/23/22	1,326	49,884
	02/23/17	02/23/22	14,829	557,867
	02/23/17	02/23/22	3,000	112,860
	02/25/16	02/25/21	3,000	112,860
	02/25/16	02/25/21	2,130	80,131
	02/18/16	02/18/21	19,302	726,141
	02/18/16	02/18/19	1,050	39,501
	02/26/15	02/26/20	3,000	112,860
	02/26/15	02/26/20	1,263	47,514
	02/27/14	02/27/19	900	33,858
	02/27/14	02/27/19	465	17,493
	02/28/13	02/28/18	1,053	39,614
	01/15/08	01/15/18			1,500	$56,430
Allen T. Peters	02/23/17	02/23/22	1,458	54,850
	02/23/17	02/23/22	21,906	824,104
	02/25/16	02/25/21	1,398	52,593
	02/18/16	02/18/21	18,693	703,231
	02/18/16	02/18/19	5,415	193,555
	02/26/15	02/26/20	2,025	76,181
	02/19/15	02/19/20	3,534	132,949
	02/19/15	02/19/18	6,762	254,386
	02/27/14	02/27/19	2,400	90,288
	02/27/14	02/27/19	2,235	84,081
	02/28/13	02/28/18	189	7,110
	01/15/08	01/15/18			1,500	56,430
(1)	Represents shares of restricted stock granted to each Named Executive. The shares are subject to risks of forfeiture until they vest in full. Subject to accelerated vesting for death, disability, retirement, or a change in control of our Company, the shares vest in full on the third or fifth anniversary of the grant date.
(2)	The market value of the shares in these columns is based upon the closing price of our common stock on December 30, 2017 ($37.62).

Option Exercises and Stock Vested

The following table provides information on the number and value of options exercised and stock grants vested in 2017 by the Named Executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Matthew J. Missad	0	0	6,750	$200,138
Michael R. Cole	0	0	3,375	100,069
Patrick M. Webster	0	0	4,500	133,425
Patrick M. Benton	0	0	3,750	51,390
Allen T. Peters	0	0	1,500	118,103
(1)	Value based upon the closing market price of our Company’s common stock on the vesting date.

Non-Qualified Deferred Compensation

The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified. The aggregate amounts are based on employee deferrals and earnings on these deferrals.

Names	Executive Contributions in 2017 (1)	Company Contributions in 2017 (2)	Aggregate Earnings in 2017 (3)	Aggregate Withdrawals/ Distributions in 2017	Aggregate Balance at December 30, 2017
Matthew J. Missad	$115,000	$20,294	$304,695	0	$2,860,757
Michael R. Cole	55,000	9,705	118,181	0	1,107,845
Patrick M. Webster	115,000	18,529	501,522	$101,464	4,702,959
Patrick M. Benton	55,000	9,705	37,961	24,996	327,116
Allen T. Peters	55,000	9,705	39,872	35,267	352,173
(1)	Each of the amounts reported in this column are also reported as non-equity incentive plan compensation or salary in the Summary Compensation Table. The amounts shown include deferrals under our DCP from the annual bonus earned for 2017 and monthly salary for 2017 for Messrs. Missad and Webster of $100,000 and $15,000, respectively; from the annual bonus earned for 2017 and monthly salary for 2017 for Mr. Cole of $40,000 and $15,000, respectively; and from the annual bonus earned for 2017 for Messrs. Benton and Peters of $55,000.
(2)	The amounts reflect the value of shares of our common stock contributed by the Company under our DCP, based upon the issuance of shares in an amount equal to 15% of the fiscal 2017 salary and/or bonus deferrals.
(3)	Amounts shown are credited to the Named Executive’s deferred compensation account(s). The amounts reflect the earnings on various investments in the account(s), including investments in our common stock.

Our DCP allows key employees to defer a portion of their incentive compensation and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $15,000 from base salary, per year. As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met. Payouts occur as provided at the time of employee deferral, or if not specified by the employee, upon separation from employment.

Other Post-Employment Compensation

Severance Agreements

On July 14, 2010, the Committee approved an ERP for officers with twenty or more years of service to the Company and at least ten years of service as an officer (which currently excludes our CEO). This plan provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the three-year period preceding retirement) and is payable over three years after retirement, death, or disability.

Potential Payments upon Termination, Death, Disability, Retirement, or Change in Control

The following table quantifies the incremental amounts that would have been vested and become payable on December 30, 2017 to each Named Executive in the event of death, permanent disability, retirement, or change in control.

	Benefit	Death	Disability	Retirement (1)	Change in Control (2)
Matthew J. Missad	Cash Severance (3)	$1,728,445	$1,728,445	$1,728,445	$2,250,000
	Equity: (4)
	- Restricted Stock	4,209,903	4,209,903	4,209,903	4,209,903
	Health and Welfare	36,000	36,000	36,000	36,000
	TOTAL:	5,974,348	5,974,348	5,974,348	6,495,903
Michael R. Cole	Cash Severance (3)	250,894	250,894	250,894	761,966
	Equity: (4)
	- Restricted Stock	1,540,200	1,540,200	1,540,200	1,540,200
	Health and Welfare	36,000	36,000	36,000	36,000
	TOTAL:	1,827,094	1,827,094	1,827,094	2,338,166
Patrick M. Webster	Cash Severance (3)	580,169	580,169	580,169	879,102
	Equity: (4)
	- Restricted Stock	4,373,926	4,373,926	4,373,926	4,373,926
	Health and Welfare	36,000	36,000	36,000	36,000
	TOTAL:	4,990,095	4,990,095	4,990,095	5,289,028
Patrick M. Benton	Cash Severance (3)	135,879	135,879	135,879	522,000
	Equity: (4)
	- Restricted Stock	1,987,013	1,987,013	1,987,013	1,987,013
	Health and Welfare	36,000	36,000	36,000	36,000
	TOTAL:	2,158,892	2,158,892	2,158,892	2,545,013
Allen T. Peters	Cash Severance (3)	174,229	174,229	174,229	553,000
	Equity: (4)
	- Restricted Stock	2,529,756	2,529,756	2,529,756	2,529,756
	Health and Welfare	36,000	36,000	36,000	36,000
	TOTAL:	2,739,985	2,739,985	2,739,985	3,118,756
(1)	Accounts of the Named Executives in deferred compensation plans and 401(k) plans are not included.
(2)	In the event of a change in control, Mr. Missad would receive three years of salary, while Messrs. Cole, Webster, Benton, and Peters would receive two years of salary.

(3)	None of our Named Executives has an employment agreement with the Company. In lieu of severance, our Board has approved an ERP for officers who have been employed by the Company for at least 20 years and have been officers for at least 10 years (which currently excludes our CEO). Upon death, permanent disability, or other separation of service at age 62 or later, qualifying employees are entitled to receive three annual cash payments, with each payment equal to one-half of the highest annual base salary during the three-year period preceding separation. If death, permanent disability, or separation of service occurs prior to age 62, the ERP benefits are discounted based upon the difference between the qualifying employee’s actual age and age 62. None of the Named Executives has reached age 62. Benefits under the ERP are forfeited if the Named Executive competes with the Company while employed by the Company or any time while benefits are due. Each of the Named Executives, other than Mr. Benton, has met the service requirements of the ERP. (The numbers set forth above are what would be paid to Mr. Benton if he had met the service requirement.) In addition to the benefits provided under the ERP, the Named Executives are eligible for a stipend for health care.
(4)	Stock awards that have already vested are not included in the table.

Director Compensation

For 2017, each non-employee director (except for Mr. Currie) received a $60,000 annual cash retainer fee and a $125,000 annual stock retainer fee. In addition, each member of the Audit Committee received $5,000 for serving on that committee, and each member of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee received $3,000 for serving on those committees. In addition to these committee service fees, the chairperson of the Audit Committee received $20,000, and the chairpersons of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee received $5,000. Each independent director may participate in the Director Retainer Stock Plan (the “DRSP”). The annual retainer amounts, both cash (including committee retainers and chairperson fees) and stock consideration, are paid quarterly and either or both (in total or in part) may be deferred in accordance with the DRSP. Under the terms of the DRSP, deferred cash is used to purchase Company common stock on a deferred basis at the rate of 110% of the deferred cash amount. No such credit applies to the deferral of the stock portion of the retainer. Messrs. Currie, Engler, Goode, Rhodes, Walker, and Wooldridge participated in the DRSP and were allocated shares of Company common stock, in lieu of cash fees, in the following respective amounts during 2017: 5,844 shares; 5,595 shares; 6,594 shares; 5,490 shares; 5,238 shares; and 5,187 shares.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for their service on our Board in 2017.

Names	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
William G. Currie (3)	$120,000	$250,000	$370,000
John M. Engler (4)	71,000	125,000	196,000
Gary F. Goode (4)	85,000	125,000	210,000
Bruce A. Merino (4)	71,000	125,000	196,000
Thomas W. Rhodes	68,000	125,000	193,000
Mary E. Tuuk	68,000	125,000	193,000
Brian C. Walker	66,000	125,000	191,000
Michael G. Wooldridge	66,000	125,000	191,000
(1)	Includes amounts that may be deferred under our DRSP and used to purchase shares of our common stock.

(2)	Excludes the grant of shares made in 2017 for service as a director during 2016. Under our ESGP, each independent director (except for Mr. Currie) was granted 1,000 shares of Company stock on February 23, 2017, for serving on our Board in 2016. Grants of shares under our ESGP are no longer made to directors.
(3)	Mr. Currie received a $120,000 cash retainer fee and a $250,000 stock retainer fee for serving as Chairman of the Board for 2017. Excludes the 2,000 shares of Company stock granted to Mr. Currie on February 23, 2017 under the ESGP, for serving on our Board in 2016.
(4)	Mr. Merino is Chairman of the Personnel and Compensation Committee and receives an additional $5,000 per year for serving in that capacity. Mr. Engler is Chairman of the Nominating and Corporate Governance Committee and receives an additional $5,000 for serving in that capacity. Mr. Goode is Chairman of the Audit Committee and receives an additional $20,000 per year for serving in that capacity.

Each independent director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses and materials. Each independent director is required to own a minimum of 7,500 shares of our Company stock within two years of joining our Board.

Equity Compensation Plan Information

As discussed above, we maintain certain equity compensation plans under which shares of our common stock are authorized for issuance to employees and directors in exchange for services. The following sets forth certain information regarding our equity compensation plans as of December 30, 2017.

	Number of shares to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of shares remaining available for future issuance under equity compensation plans [excluding shares reflected in column (a)] (1) (c)
Equity compensation plans approved by security holders	0	$0.00	10,524,581
Equity compensation plans not approved by security holders	none
(1)	The number of shares remaining available for future issuance under equity compensation plans, excluding outstanding options, warrants, or similar rights, as of December 30, 2017, is as follows: 295,698 shares for the ESPP, 295,591 shares for the DRSP, and 11,467 shares for the Stock Gift Plan. In addition, of the remaining 9,921,825 shares available for future issuance under the LTSIP, those awards may be made in the form of options as well as stock appreciation rights, restricted stock, performance shares, or other stock-based awards. All shares remaining to be issued were retroactively updated by the three-for-one stock split on November 14, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the SEC, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons were made in compliance with the Exchange Act, except for Donald L. James who filed one late report covering one transaction.

GENERAL

The cost of the solicitation of proxies will be paid by our Company. In addition to the use of the United States Postal Service, proxies may be solicited personally, by telephone, by facsimile, or by electronic mail by our employees who will not receive additional compensation for solicitation of proxies. We do not intend to pay any compensation for the solicitation of proxies, except that we will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.

RELATED PARTY TRANSACTIONS

The Audit Committee has a responsibility to review, approve, or ratify related party transactions involving directors, executive officers, and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from the meeting, and the Board considers the proposed transaction based on what is fair to our Company and is in the best interest of our shareholders. There were no reportable related party transactions during 2017.

AVAILABILITY OF FORM 10-K

Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market. Our Form 10-K filed with the SEC will be provided free of charge to any shareholder upon written request. Significant financial information is available on our website at http://www.ufpi.com. For more information, contact our Investor Relations Department at 2801 East Beltline NE, Grand Rapids, MI 49525.

SHAREHOLDER PROPOSALS

Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2019 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than November 9, 2018. Proposals of shareholders should be addressed to the attention of Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525. In addition, under our Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in the Bylaws about the shareholder and the proposed action), not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting of shareholders. If our 2019 Annual Meeting of Shareholders is held more than 30 days before or more than 60 days after the first anniversary of our 2018 Annual Meeting of Shareholders, the notice must be received not less than 90 days nor more than 120 days prior to the date of that meeting, unless the first public announcement of the meeting is made less than 100 days prior to the date of the meeting, in which case notice must be received within ten days after the date we mail or otherwise give notice of the date of that meeting. This requirement is separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials.

As of the date of this Proxy Statement, we have not received any proposals from any shareholders to be presented at the 2018 Annual Meeting of Shareholders.

HOUSEHOLDING OF PROXY MATERIALS

Only one annual report and proxy statement are sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. If you prefer to receive individual copies of the proxy materials, send your request in writing to the attention of Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525, or call 800-598-9663.

March 9, 2018

By Order of the Board of Directors,

David A. Tutas, General Counsel and Secretary

APPENDIX A

UNIVERSAL FOREST PRODUCTS, INC.
EMPLOYEE STOCK PURCHASE PLAN
(as Amended Through April 18, 2018)

1.   PURPOSE. The purpose of the Universal Forest Products, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide employees of Universal Forest Products, Inc. (the “Company”) and its “Participating Subsidiaries” (as herein defined) with a further inducement to continue their employment with the Company or the Participating Subsidiaries and to encourage such employees to increase their efforts to promote the best interests of the Company. The Plan allows Eligible Employees to purchase shares of Common Stock of the Company (the “Stock”), at a price less than the market price pursuant to Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan succeeds the Company’s existing Employee Stock Purchase Plan that was adopted by its shareholders in 1994 (the “1994 Plan”).

2.   COMMITTEE TO ADMINISTER PLAN. The Plan shall be administered by a committee appointed by the Board of Directors of the Company (the “Committee”). The Committee shall consist of not less than two members. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee shall be filled by the Board of Directors. The Committee may establish from time to time such regulations, provisions and procedures, within the terms of the Plan, as in the opinion of its members may be advisable in the administration of the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provisions of the Plan shall be final unless otherwise determined by the Board of Directors. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

3.   PARTICIPATION.

(a)      Eligible Employees. Participation under the Plan shall be open to all active employees (the “Eligible Employees”) of the Company or its Participating Subsidiaries except (a) employees who have been continuously employed by the Company or a Participating Subsidiary for less than twelve (12) months at the beginning of an Option Period (as hereinafter defined); (b) employees whose customary employment by the Company or a Participating Subsidiary is less than twenty (20) hours per week; and (c) employees whose customary employment by the Company or a Participating Subsidiary is for not more than five (5) months in a calendar year. No option rights shall be granted under the Plan to any person who is not an Eligible Employee, and no Eligible Employee shall be granted option rights under the Plan (a) if such employee, immediately after receiving the grant of such option rights under the Plan, owns (under the rules of Sections 423(b)(3) and 424(d) of the Code) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiary corporations (as defined by Section 425(f) of the Code); or (b) which permit such employee to purchase stock under this Plan and any other employee stock purchase plan of the Company and its subsidiary corporations

(as defined by Section 424(f) of the Code) aggregating more than Twenty Five Thousand Dollars ($25,000.00) of the fair market value of such stock (“Maximum Value”) (determined at the time the respective options are granted) in any one calendar year, and in no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code.

(b)   Participating Subsidiaries. This Plan may be adopted by the board of directors of any corporation which is a member of a controlled group of corporations, within the meaning of Section 1563(a) of the Code, of which the Company is also a member, and upon such adoption and with the approval of the Committee, such corporation shall be deemed to be one of the “Participating Subsidiaries.” The Committee, in its discretion, is authorized to approve participation in the Plan by any foreign entity which is a controlled foreign corporation of the Company, within the meaning of Section 957(a) of the Code. Upon adoption by the board of directors of any such controlled foreign corporation and with the approval of the Committee, such corporation shall be deemed to be one of the “Participating Subsidiaries.”

4.   STOCK AVAILABLE FOR PLAN. Purchase of Stock pursuant to and on behalf of the Plan for delivery under the Plan may be made from the Company’s presently or hereafter authorized but unissued Stock or from outstanding shares of Stock, or partly out of each, as determined by the Committee. The maximum number of shares of Stock which may be purchased under the Plan is one thousand five hundred (1,500) shares, plus that number of shares authorized for sale but not purchased under the 1994 Plan; subject, however, to adjustment as set forth in the Plan. If the Company shall, at any time after the Effective Date, change its issued Stock into an increased number of shares of Stock, with or without par value, through a stock dividend or split of shares, or into a decreased number of shares, with or without par value, through a combination of shares, then effective with the record date for such change, the maximum number of shares of Stock which thereafter may be purchased under the Plan shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan, proportionately increased, in the case of such stock dividend or split of shares, or proportionately decreased in the case of such combination of shares. In the event of any other change affecting Stock, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

5.   EFFECTIVE DATES. Subject to shareholder approval, this Plan shall become effective on June 30, 2002 (the “Effective Date”). The first Option Period under the Plan shall commence on June 30, 2002, and end on September 28, 2002. As long as the Plan remains in effect, a new Option Period shall commence on the first day of each fiscal quarter of the Company and end on the last day of each such fiscal quarter.

6.   EMPLOYEE PARTICIPATION.

(a)   Eligibility. An employee of the Company or a Participating Subsidiary who is an Eligible Employee at or prior to the first day of any Option Period may become a participant (a “Participant”) as of such date by (a) at least ten (10) days prior to such date, completing and forwarding a payroll deduction authorization form (the “Authorization”) to the Eligible Employee’s appropriate payroll location; and/or (b) at least thirty (30) days prior to the last day of the Option Period, completing and forwarding a lump sum payment form furnished by the Company, accompanied by payment to the Company in the amount of the lump sum, to be credited to the Participant’s Purchase Account. The Authorization will direct a regular payroll deduction from the Participant’s compensation to be made on each of the Participant’s pay dates occurring during each Option Period in which he or she is a Participant.

(b)   Holding Period. As a condition to participation in the Plan, each Participant agrees not to sell or otherwise dispose of such shares for a period of at least one (1) year following the Purchase Date, as defined below, for such shares without the prior written consent of the Committee, unless the sale or disposition is pursuant to termination of employment under Section 12 of the Plan below.

7.   PAYROLL DEDUCTIONS AND LUMP SUM PAYMENTS.

(a)   Payroll Deductions. The Company and its Participating Subsidiaries will maintain payroll deduction accounts for their respective employees who are Participants and who have filed an Authorization. Payments made by Participants, whether by payroll deduction or lump sum payment, shall be credited to the Participant’s Stock Purchase Account (the “Purchase Account”). No amounts other than payroll deductions and lump sum payments authorized under this Plan may be credited to a Participant’s Purchase Account. A Participant may authorize a payroll deduction in any amount not less than Ten Dollars ($10.00) per week, Twenty Dollars ($20.00) bi-weekly, or Fifty Dollars ($50.00) per month. The amount may not be more than ten percent (10%) of the Participant’s gross earnings payable as wages, salary, and bonus compensation, before withholding or other deductions (“Gross Earnings”) for the immediately preceding Option Period.

(b)   Lump Sum Payments. A Participant may make one lump sum payment in any Option Period in an amount not less than Two Hundred Dollars ($200.00) but not more than a maximum of ten percent (10%) of the Participant’s Gross Earnings for the immediately preceding Option Period.

(c)   General. If a Participant makes payments for credit to his or her Purchase Account through both lump sum payments and payroll deductions, the total of all such payments during any Option Period shall not exceed ten percent (10%) of the Participant’s Gross Earnings during the immediately preceding Option Period. In no event shall payments of any kind for credit to a Purchase Account by or on behalf of any Participant in any calendar year exceed the amount that would result in the purchase of Stock having an aggregate value greater than the Maximum Value (as defined in Section 3(a) above). The Committee, in its discretion, may vary the Option Period and the payroll deduction period of Eligible Employees of any Participating Subsidiary which is a foreign controlled corporation of the Company, within the meaning of Section 957(a) of the Code (“Foreign Participating Subsidiary”), in a manner necessary or convenient for participation in the Plan by Eligible Employees of a Participating Subsidiary, and the Committee shall have the authority to establish the terms and conditions of participation in the Plan by Eligible Employees of a Foreign Participating Subsidiary, provided that such terms and conditions are not materially inconsistent with the Plan.

8.   CHANGES IN PAYROLL DEDUCTION. Payroll deductions shall be made for each Participant in accordance with the Participant’s Authorization and shall continue until the Participant’s participation terminates, the Authorization is revised, or the Plan terminates.

A Participant may, as of the beginning of any Option Period, increase or decrease the Participant’s payroll deduction, within the limits specified in Section 7, by filing a new Authorization at least ten (10) days prior to the beginning of that Option Period.

9.   TERMINATION OF PARTICIPATION; WITHDRAWAL OF FUNDS. A Participant may for any reason at any time on written notice given to the Company prior to the Participant’s last pay date in any Option Period elect to terminate participation in the Plan and permanently draw out the balance accumulated in the Participant’s Purchase Account. An Eligible Employee who elects to terminate participation will cease to be a Participant and revoke the Authorization for subsequent payroll deductions. The amount, if any, in the former Participant’s Purchase Account which is not payable in respect of the exercise of any option to purchase Stock theretofore granted under the Plan, as well as any unauthorized payroll deductions made after such revocation, shall be promptly refunded to the former Participant. An Eligible Employee who has terminated participation in the Plan may thereafter begin participation in the Plan again only after the expiration of three (3) full fiscal quarters of the Company after the fiscal quarter in which such termination and withdrawal of funds occurred. Partial withdrawals of funds will not be permitted.

10.   PURCHASE OF SHARES. Each Participant during each Option Period under this Plan will be granted an option as of the “Purchase Date” (as herein defined) for the purchase of as many whole shares of Stock as may be purchased with the funds in his or her Purchase Account. This election shall be automatically made as provided in this Section unless the Participant terminates participation as provided in Section 9. The purchase price for each share of Stock purchased shall be eighty five percent (85%) of the fair market value of a share of Stock on the “Purchase Date.” If such percentage results in a fraction of a cent, the purchase price shall be increased to the next higher full cent. The term “Purchase Date” shall be the last business day of the Option Period. If, as of each Purchase Date, the Participant’s Purchase Account contains funds, the Participant shall be deemed to have exercised an option to purchase shares at the purchase price, the Participant’s Purchase Account shall be charged for the purchase, and an entry shall be made to the Participant’s account maintained by the Company’s transfer agent. The Company, at its option, may choose to issue share certificates at the end of each Option Period. As of each subsequent Purchase Date when funds have again accrued in the Participant’s Purchase Account, shares will be purchased in the same manner.

If the Stock continues to be traded in the NASDAQ National Market System market or if the Stock becomes listed upon an established stock exchange, the fair market value per share shall be the closing sale price reported by NASDAQ on the Purchase Date.

11.   ISSUANCE OF SHARE CERTIFICATES. Except as otherwise provided in the Plan or as determined by the Company, shares of Stock acquired by Participants under the Plan shall be recorded and held in book entry only. Stock certificates for any whole shares in a Participant’s Purchase Account may be issued to such Participant only upon receipt by the Committee of the Participant’s written request, which request shall indicate the number of shares (up to the maximum of the number of full Shares in the Participant’s Purchase Account) for which the Participant wishes to receive stock certificates. Certificates will be issue to Participants if (a) the Participant has held the shares for a minimum of one (1) year from the Purchase Date, and (b) the Participant owns at least one hundred (100) shares of Stock as a result of purchases under this Plan, unless such certificate is being issued upon termination of employment. The appropriate share certificates shall be issued to a

Participant as soon as practical after the end of an Option Period for which the qualifying request is timely made. Fractional share interests shall be paid in cash to the Participant. Certificates may be registered only in the name of the Participant or the names of the Participant and his or her spouse.

12.   RIGHTS ON RETIREMENT, DEATH, OR TERMINATION OF EMPLOYMENT. In the event of a Participant’s retirement, death, or termination of employment, no payroll deduction shall be taken from any pay due and owing to a Participant at such time, and the balance in the Participant’s Purchase Account shall be paid to the Participant or, in the event of the Participant’s death, to the Participant’s estate.

13.   RIGHTS NOT TRANSFERABLE. Rights under this Plan are not transferable by a Participant and are exercisable only by the Participant during his or her lifetime.

14.   APPLICATION OF FUNDS. All funds received or held by the Company or a Participating Subsidiary under this Plan may be used by the Company or such Participating Subsidiary for any corporate purpose.

15.   AMENDMENT OF THE PLAN. The Board of Directors of the Company may at any time, or from time to time, amend this Plan in any respect, except that, without the approval of a majority of the shares of Stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made (a) increasing the number of shares approved for this Plan (other than as provided in Section 4), (b) decreasing the Purchase Price per share, (c) withdrawing the administration of this Plan from the Committee, (d) changing the designation of the class of employees eligible to receive options under the Plan, or (e) which would render options granted under the Plan unqualified for special tax treatment under the Code.

16.   TERMINATION OF THE PLAN. Unless sooner terminated as hereinafter provided, this Plan shall terminate on January 16, 2028. The Company may, by action of its Board of Directors, terminate the Plan at any time. Notice of termination shall be given to all then Participants, but any failure to give such notice shall not impair the termination. Upon termination of the Plan, all amounts in Purchase Accounts of Participants shall be promptly refunded.

17.   GOVERNMENTAL REGULATIONS. The Company’s obligation to sell and deliver Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Stock. If at any time shares of Stock deliverable hereunder are required to be registered or qualified under any applicable law, or delivery of such shares is required to be accompanied or preceded by a prospectus or similar circular, delivery of certificates for such shares may be deferred for a reasonable time until such registrations or qualifications are effected or such prospectus or similar circular is available.

APPENDIX B

UNIVERSAL FOREST PRODUCTS, INC.
LONG-TERM STOCK INCENTIVE PLAN
(as Amended through April 18, 2018)

ARTICLE 1
ESTABLISHMENT AND PURPOSE OF THE PLAN

1.1   Establishment of the Plan. Universal Forest Product, Inc., a Michigan corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “Universal Forest Products, Inc. Long-Term Stock Incentive Plan” (the “Plan”), as set forth in this document. The Plan permits the granting of stock options, stock appreciation rights, restricted stock, and other stock-based awards to key employees of the Company and its Subsidiaries.

1.2   Purpose of the Plan. The purpose of the Plan is to promote the long-term success of the Company for the benefit of the Company’s shareholders, through stock-based compensation, by aligning the personal interests of the Company’s key employees with those of its shareholders. The Plan is also designed to allow key employees to participate in the Company’s future, as well as to enable the Company to attract, retain and award such employees. The Plan supersedes and replaces the Company’s Long Term Incentive Plan, adopted by the Company’s shareholders in 1997.

1.3   Term of Plan. No Awards shall be granted pursuant to the Plan on or after April 15, 2029 (“Termination Date”), provided that Awards granted prior to the Termination Date may extend beyond that date, and Cash Payment Rights and Reload Options may be effected pursuant to the terms of Awards granted prior to the Termination Date.

ARTICLE 2
DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

2.1   “Award” shall mean any award under this Plan of any Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Other Stock-Based Award.

2.2   “Award Agreement” shall mean an agreement evidencing the grant of an Award under this Plan. Awards under the Plan shall be evidenced by Award Agreements that set forth the details, conditions and limitations for each Award, as established by the Committee and shall be subject to the terms and conditions of the Plan.

2.3   “Award Date” shall mean the date that an Award is made, as specified in an Award Agreement.

2.4   “Board” shall mean the Board of Directors of the Company.

2.5   “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.6   “Committee” shall mean the Committee, as specified in Article 3, appointed by the Board to administer the Plan.

2.7   “Common Stock” shall mean the Common Stock of the Company.

2.8   “Disability” shall mean permanent and total disability as determined under the rules and guidelines established by the Committee for purposes of the Plan.

2.9   “Fair Market Value” shall be the mean between the highest and lowest sales prices per share of the Common Stock for such date on the National Association of Securities Dealers Automated Quotation System or any successor system then in use (“NASDAQ”). If no sale of shares of Common Stock is reflected on the NASDAQ on a date, “Fair Market Value” shall be determined on the next preceding day on which there was a sale of shares of Common Stock reflected on NASDAQ.

2.10   “Incentive Stock Option” or “ISO” shall mean an option to purchase shares of Common Stock granted under Article 6, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.11   “Insider” shall mean an employee who is an officer (as defined in Rule 16a-1(f) of the Exchange Act) or director of the Company, or holder of more than ten percent (10%) of its outstanding shares of Common Stock.

2.12   “Nonemployee Director” shall have the meaning set forth in Rule 16b-3(b)(3), as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”), or any successor definition adopted by the SEC.

2.13   “Nonqualified Stock Option” or “NQSO” shall mean an option to purchase shares of Common Stock, granted under Article 6, which is not an Incentive Stock Option.

2.14   “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.15   “Option Price” shall mean the price at which a share of Common Stock may be purchased by a Participant pursuant to an Option, as determined by the Committee.

2.16   “Other Stock-Based Award” shall mean an Award under Article 10 of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock.

2.17   “Participant” shall mean an employee of the Company or a Subsidiary who holds an outstanding Award granted under the Plan.

2.18   “Performance Shares” shall mean an Award granted under Article 9 of this Plan evidencing the right to receive Common Stock or cash of an equivalent value at the end of a specified performance period.

2.19   “Permitted Transferee” means (i) the spouse, children or grandchildren of a Participant (each an “Immediate Family Member”), (ii) a trust or trusts for the exclusive benefit of the Participant and/or one or more Immediate Family Members, or (iii) a partnership or limited liability company whose only partners or members are the Participant and/or one or more Immediate Family Members.

2.20   “Retirement” shall mean the termination of a Participant’s employment with the Company or a Subsidiary after the Participant attains normal retirement age as established by the Committee at the time an Award is made.

2.21   “Restricted Stock” shall mean an Award granted to a Participant under Article 8 of this Plan.

2.22   “Stock Appreciation Right” or “SAR” shall mean an Award granted to a Participant under Article 7 of this Plan.

2.23   “Subsidiary” shall mean any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

2.24   “Termination of Employment” shall mean the termination of a Participant’s employment with the Company or a Subsidiary. A Participant employed by a Subsidiary shall also be deemed to incur a Termination of Employment if the Subsidiary ceases to be a Subsidiary and the Participant does not immediately thereafter become an employee of the Company or another Subsidiary.

ARTICLE 3
ADMINISTRATION

3.1   The Committee. The Plan shall be administered by a Committee designated by the Board consisting of not less than two (2) directors who shall be appointed from time to time by the Board, each of whom shall qualify as a Nonemployee Director.

3.2   Committee Authority. Subject to the Company’s Articles of Incorporation, Bylaws, and the provisions of this Plan, the Committee shall have full authority to grant Awards to key employees of the Company or a Subsidiary. Awards may be granted singularly, in combination, or in tandem. The authority of the Committee shall include the following:

(a)   To select the key employees of the Company or a Subsidiary to whom Awards may be granted under the Plan;

(b)   To determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Other Stock-Based Awards, or any combination thereof are to be granted under the Plan;

(c)   To determine the number of shares of Common Stock to be covered by each Award;

(d)   To determine the terms and conditions of any Award Agreement, including, but not limited to, the Option Price, any vesting restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine in its sole discretion;

(e)   To determine whether, to what extent and under what circumstances grants of Awards are to operate on a tandem basis and/or in conjunction with or apart from other cash compensation arrangement made by the Company other than under the terms of this Plan;

(f)   To determine under what circumstances an Award may be settled in cash, Common Stock, or a combination thereof; and

(g)   To determine to what extent and under what circumstances shares of Common Stock and other amounts payable with respect to an Award shall be deferred.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (including any Award Agreement) and to otherwise supervise the administration of the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of a quorum at any meeting, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provisions of the Plan or any Award granted under the Plan shall be final and binding upon the Company, the Board and Participants, including their respective heirs, executors and assigns. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or an Award granted hereunder.

ARTICLE 4
COMMON STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 13.1, the maximum aggregate number of shares of Common Stock which may be issued under this Plan, which may be either unauthorized and unissued Common Stock or issued Common Stock reacquired by the Company (“Plan Shares”), shall be:

(a)   3,000,000 shares; plus

(b)   Shares approved but not covered by options or other stock rights granted under the 1997 Long Term Incentive Plan.

Determinations as to the number of Plan Shares that remain available for issuance under the Plan shall be made in accordance with such rules and procedures as the Committee shall determine from time to time. If an Award expires unexercised or is forfeited, canceled, terminated, or settled in cash in lieu of Common Stock, the shares of Common Stock that were theretofore subject (or potentially subject) to such Award may again be made subject to an Award Agreement. In addition, shares from the following sources shall be added to the number of Plan Shares available for issuance under the Plan: (1) any shares of the Company’s Common Stock surrendered in payment of the exercise price of Options or to pay the tax withholding obligations incurred upon the exercise of Options; and (2) Options withheld to pay the exercise price or tax withholding obligations incurred upon the exercise of Options.

ARTICLE 5
ELIGIBILITY

The persons who shall be eligible to receive Awards under the Plan shall be such key employees of the Company or a Subsidiary as the Committee shall select from time to time. In making such selections, the Committee shall consider the nature of the services rendered by such employees, their present and potential contribution to the Company’s success, and the success of the Subsidiary of the Company by which they are employed, and such other factors as the Committee in its discretion shall deem relevant. Participants may hold more than one Award, but only on the terms and subject to the restrictions set forth in the Plan and their respective Award Agreements. No participant may receive Awards under the Plan covering more than twenty-five percent (25%) of Plan Shares.

ARTICLE 6
STOCK OPTIONS

6.1   Options. Options may be granted alone or in addition to other Awards granted under this Plan. Each Option granted under this Plan shall be either an Incentive Stock Option or a Nonqualified Stock Option.

6.2   Grants. The Committee shall have the authority to grant to any Participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Options. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not qualify shall constitute a separate Nonqualified Stock Option.

6.3   Incentive Stock Options. No term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422. The aggregate Fair Market Value, determined on the Award Date of the shares of Common Stock with respect to which one or more Incentive Stock Options (or other incentive stock options within the meaning of Section 422 of the Code, under all other option plans of the Company) that are exercisable for the first time by a Participant during any calendar year shall not exceed the $100,000 limitation imposed by Section 422(d) of the Code.

6.4   Terms of Options. Options granted under the Plan shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve. Each Agreement shall comply with and be subject to the following terms and conditions:

(a)   Participant’s Agreement. Each Participant shall agree to remain in the continuous employ of the Company for a period of at least twelve (12) months from the Award Date or until Retirement, if Retirement occurs prior to twelve (12) months from the date of the Option. Such Agreement shall not impose upon the Company any obligation to retain the Participant in its employ for any period.

(b)   Option Price. The Option Price per share of Common Stock purchasable under an Option shall be determined by the Committee at the time of grant but shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the Award Date, provided that the Option Price per share of Common Stock subject to an Incentive Stock Option granted to an Insider shall be no less than one hundred ten percent (110%) of the Fair Market Value of the shares of Common Stock on the Award Date.

(c)   Option Term. The term of each Option shall be fixed by the Committee, but no Option which is designated as an ISO shall be exercisable more than ten (10) years after the date the ISO is granted, provided that the term of any Incentive Stock Option granted to an Insider shall not exceed five (5) years.

(d)   Exercisability. Except as provided in Section 13.2, no Option shall be exercisable either in whole or in part prior to the first anniversary of the Award Date. Thereafter, an Option shall be exercisable at such time or times and subject to such terms and conditions (including but not limited to vesting provisions) as shall be determined by the

Committee and set forth in the Award Agreement. If the Committee provides that any Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.

(e)   Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (d) above, Options may be exercised in whole or in part at any time during the term of the Option, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in such form as the Committee may accept. Notwithstanding the foregoing, an Option shall not be exercisable with respect to less than 100 shares of Common Stock unless the remaining shares covered by an Option are fewer than 100 shares. If and to the extent determined by the Committee in its sole discretion at or after grant, payment in full or in part may also be made in the form of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances and with respect to any shares of Common Stock acquired upon the exercise of an Option, has been held by the Optionee for a period of at least six (6) consecutive months) or Restricted Stock, or by reduction in the number of shares issuable upon such exercise based, in each case, on the Fair Market Value of the Common Stock on the last trading date preceding payment as determined by the Committee (without regard to any forfeiture restrictions applicable to Restricted Stock). No shares of stock shall be issued until payment has been made. A Participant shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the person exercising such option has given written notice of exercise, has paid for such shares as provided herein, and, if requested, has given the representation described in Section 14.1 of the Plan. Notwithstanding the foregoing, if payment in full or in part has been made in the form of Restricted Stock, an equivalent number of shares of Common Stock issued on exercise of the Option shall be subject to the same restrictions and conditions, and during the remainder of the Restriction Period [as defined in Section 8.3(a)], applicable to the shares of Restricted Stock surrendered therefore.

(f)   Transferability of Options. No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, provided, however, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option to be granted to an optionee to be on terms which permit transfer by such optionee to a Permitted Transferee, provided that (i) there may be no consideration for any such transfer (other than the receipt of or interest in a family partnership or limited liability company), (ii) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 6.4(f), and (iii) subsequent transfers of transferred options shall be prohibited except those in accordance with Section 6.4(i). Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of service of Sections 6.4(g), (h) and (i) hereof, and the tax withholding obligations of Section 13.3 shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the Permitted Transferee only to the extent, and for the periods specified in Sections 6(g), (h), and (i). The Company shall not be obligated to notify Permitted Transferee(s) of the expiration or termination of any option. Further, all Options shall be exercisable during the Participant’s lifetime only by such Participant and, in the case of a Nonqualified Stock Option, by a Permitted Transferee. The designation of a person entitled to exercise an Option after a person’s death will not be deemed a transfer.

(g)   Termination of Employment for Reasons other than Disability or Death. Upon Termination of Employment for any reason other than on account of Disability or death, each Option held by the Participant shall, to the extent rights to purchase shares under such Option have accrued at the date of such Termination of Employment and shall not have been fully exercised, be exercisable, in whole or in part, at any time within a period of three (3) months following Termination of Employment, subject, however, to prior expiration of the term of such Options and any other limitations on the exercise of such Options in effect at the date of exercise. Whether an authorized leave of absence or absence because of military or governmental service shall constitute Termination of Employment for such purposes shall be determined by the Committee, which determination shall be final and conclusive.

(h)   Termination of Employment for Disability. Upon Termination of Employment because of Disability, each Option held by such Participant shall, to the extent rights to purchase shares under the Option have accrued at the date of such Retirement or Disability and shall not have been fully exercised, remain exercisable in whole or in part, for a period of one (1) year following such Termination of Employment, subject, however, to prior expiration according to its terms and other limitations imposed by the Plan. If the Participant dies after such Retirement or Disability, the Participant’s Options shall be exercisable in accordance with Section 6.4(i) below.

(i)   Termination of Employment for Death. Upon Termination of Employment due to death, each Option held by such Participant or Permitted Transferee shall, to the extent rights to purchase shares under the Options have accrued at the date of death and shall not have been fully exercised, be exercisable, in whole or in part, by the personal representative of the estate of the Participant or Permitted Transferee or by any person or persons who shall have acquired the Option directly from the Participant or Permitted Transferee by bequest or inheritance only under the following circumstances and during the following periods: (i) if the Participant dies while employed by the Company or a Subsidiary, at any time within one (1) year after his or her death, or (ii) if the Participant dies during the extended exercise period following Termination of Employment specified in Section 6.4(h), at any time within the longer of such extended period or three (3) months after death, subject, however, in any case, to the prior expiration of the term of the Option and any other limitation on the exercise of such Option in effect at the date of exercise.

(j)   Termination of Options. Any Option that is not exercised within whichever of the exercise periods specified in Sections 6.4(g), (h) or (i) is applicable shall terminate upon expiration of such exercise period.

(k)   Purchase and Settlement Provisions. The Committee may at any time offer to purchase an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made. In addition, if an Award Agreement so provides at the Award Date or is thereafter amended to so provide, the Committee may require that all or part of the shares of Common Stock to be issued with respect to the exercise of an Option, in an amount not greater than the Fair Market Value of the shares that is in excess of the aggregate Option Price, take the form of Performance Shares or Restricted Stock, which shall be valued on the date of exercise on the basis of the Fair Market Value of such Performance Shares or Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

ARTICLE 7
STOCK APPRECIATION RIGHTS

7.1   Grant of SARs. The Committee may approve the grant of Stock Appreciation Rights (“SARs”) that are related to Options only. A SAR may be granted only at the time of grant of the related Option. A SAR will entitle the holder of the related Option, upon exercise of the SAR, to surrender such Option, or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised, and to receive payment of an amount computed pursuant to Section 7.2. Such Option will, to the extent surrendered, then cease to be exercisable. A SAR granted hereunder will be exercisable at such time or times, and only to the extent that a related Option is exercisable, and will not be transferable except to the extent that such related Option may be transferable.

7.2   Payment of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the Option Price, by (ii) the number of shares of Common Stock with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.

ARTICLE 8
RESTRICTED STOCK

8.1   Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the Participant, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant of Restricted Stock upon the achievement of specific business objectives, measurements of individual or business unit or Company performances, or such other factors as the Committee may determine. The provisions of Restricted Stock awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

8.2   Awards and Certificates. A prospective Participant selected to receive a Restricted Stock shall not have any rights with respect to such Award, unless and until such

Participant has executed an Award Agreement evidencing the Award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a)   Acceptance. Awards of Restricted Stock must be accepted within a period of 20 days (or such shorter period as the Committee may specify at grant) after the Award Date, by executing an Award Agreement and by paying whatever price (if any) the Committee has designated for such shares of Restricted Stock.

(b)   Legend. Each Participant receiving a Restricted Stock Award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Universal Forest Products, Inc. Long-Term Stock Incentive Plan and related Award Agreement entered into between the registered owner and the Company, dated _____________. Copies of such Plan and Agreement are on file in the offices of the Company, 2801 East Beltline NE, Grand Rapids, Michigan 49525.”

(c)   Custody. The Committee may require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3   Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Plan shall be subject to the following restrictions and conditions:

(a)   Restriction Period. Subject to the provisions of this Plan and the Award Agreement, during a period set by the Committee commencing with the Award Date and expiring not less than twelve (12) consecutive months thereafter (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, or assign shares of Restricted Stock awarded under this Plan. Subject to these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Committee may determine.

(b)   Rights as Shareholder. Except as provided in this subsection (b) and subsection (a) above, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including the right to receive any dividends. The Committee, in its sole discretion, as determined at the time of Award, may permit or require the payment of dividends to be deferred. If any dividends or other distributions are paid in shares of Common Stock, such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

(c)   Termination of Employment. Subject to the applicable provisions of the Award Agreement and this Article 8, upon Termination of Employment for any reason during the Restriction Period, all Restricted Shares still subject to restriction will vest or be forfeited in accordance with the terms and conditions established by the Committee as specified in the Award Agreement.

(d)   Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant.

ARTICLE 9
PERFORMANCE SHARES

9.1   Award of Performance Shares. Performance Shares may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall determine the eligible persons to whom and the time or times at which Performance Shares shall be awarded, the number of Performance Shares to be awarded to any person, the duration of the period (the “Performance Period”) during which, and the conditions under which, receipt of the Performance Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in Section 9.2, as specified in the Award Agreement. The Committee may condition the grant of Performance Shares upon the achievement of specific business objectives, measurements of individual or business unit or Company performance, or such other factors or criteria as the Committee shall determine. The provisions of the award of Performance Shares need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

9.2   Terms and Conditions. Performance Shares awarded pursuant to this Article 9 shall be subject to the following terms and conditions:

(a)   Nontransferability. Subject to the provisions of this Plan and the related Award Agreement, Performance Shares may not be sold, assigned, transferred, pledged or otherwise encumbered during the Performance Period. At the expiration of the Performance Period, share certificates or cash of an equivalent value (as the Committee may determine in its sole discretion) shall be delivered to the Participant, or his legal representative, in a number equal to the shares covered by the Award Agreement.

(b)   Dividends. Unless otherwise determined by the Committee at the time of Award, amounts equal to any cash dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Share Award will not be paid to the Participant.

(c)   Termination of Employment. Subject to the provisions of the Award Agreement and this Article 9, upon Termination of Employment for any reason during the Performance Period for a given Award, the Performance Shares in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at or after grant.

(d)   Accelerated Vesting. Based on service, performance and/or such other factors or criteria as the Committee may determine and set forth in the Award Agreement, the Committee may, at or after grant, accelerate the vesting of all or any part of any award of Performance Shares and/or waive the deferral limitations for all or any part of such Award.

ARTICLE 10
OTHER STOCK-BASED AWARDS

10.1   Other Awards. Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock (“Other Stock-Based Awards”), may be granted either alone or in addition to or in tandem with Options, SARs, Restricted Stock or Performance Shares. Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period. The provisions of Other Stock-Based Awards need not be the same with respect to each Participant and such Awards to individual Participants need not be the same in subsequent years.

10.2   Terms and Conditions. Other Stock-Based Awards made pursuant to this Article 10 shall be set forth in an Award Agreement and shall be subject to the following terms and conditions:

(a)   Nontransferability. Subject to the provisions of this Plan and the Award Agreement, shares of Common Stock subject to Awards made under this Article 10 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b)   Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of this Plan and the Award Agreement, the recipient of an Award under this Article 10 shall be entitled to receive, currently or on a deferred stock basis, dividends or other distributions with respect to the number of shares of Common Stock covered by the Award.

(c)   Vesting. Any Award under this Article 10 and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d)   Waiver of Limitation. In the event of the Participant’s Retirement, Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article 10.

(e)   Price. Common Stock issued or sold under this Article 10 may be issued or sold for no cash consideration or such consideration as the Committee shall determine and specify in the Award Agreement.

ARTICLE 11
TERMINATION OR AMENDMENT OF THE PLAN

The Board may at any time amend, discontinue or terminate this Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any applicable regulatory requirement); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to such amendment, discontinuance or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the Company’s shareholders, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under this Plan (except by operation of Article 4 or by Section 13.1); or (ii) decrease the option price of any Option to less than one hundred percent (100%) of the Fair Market Value on the date of grant for an Option. Awards may not be granted under the Plan after the Termination Date, but Awards granted prior to such date shall remain in effect or become exercisable pursuant to their respective terms and the terms of this Plan.

ARTICLE 12
UNFUNDED PLAN

This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE 13
ADJUSTMENT PROVISIONS

13.1   Antidilution. Subject to the provisions of this Article 13, if the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares provided in Article 4 of the Plan, (ii) the number and kind of shares or other securities subject to the then outstanding Awards, and (iii) the price for each share or other unit of any other securities subject to the then outstanding Awards.

13.2   Change in Control. Notwithstanding Section 13.1, upon dissolution or liquidation of the Company, or upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of all or substantially all the assets of the Company, all Awards then outstanding under the Plan will be fully vested and exercisable and all restrictions will immediately cease, unless provisions are made in connection with such transaction for the continuance of the Plan and the assumption of or the substitution for such Awards of new Awards covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

13.3   Adjustments by Committee. Any adjustments pursuant to this Article 13 will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustments. Only cash payments will be made in lieu of fractional shares.

ARTICLE 14
GENERAL PROVISIONS

14.1   Legend. The Committee may require each person purchasing shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.2   No Right to Employment. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall there be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

14.3   Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Unless otherwise prohibited by the Committee, each Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares otherwise issuable to the Participant a number of shares having a Fair Market Value as of the “Tax Date”, less than or equal to the amount of the withholding tax obligation; or (c) delivering to the Company unencumbered shares owned by the Participant having a Fair Market Value, as of the Tax Date, less than or equal to the amount of the withholding tax obligation. The “Tax Date” shall be the date that the amount of tax to be withheld is determined.

14.4   No Assignment of Benefits. No Option, Award or other benefit payable under this Plan shall, except as otherwise specifically transfer, provided by law, be subject in any manner to anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, attach, sell, transfer, assign, pledge, encumber or charge, any such benefits shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

14.5   Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws and in the courts of the state of Michigan.

14.6   Application of Funds. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Awards granted under this Plan will be used for general corporate purposes.

14.7   Rights as a Shareholder. Except as otherwise provided in an Award Agreement, a Participant shall have no rights as a shareholder of the Company until he or she becomes the holder of record of Common Stock.

UNIVERSAL FOREST PRODUCTS, INC.
ATTN: DAVID A. TUTAS
2801 EAST BELTLINE AVE. NE
GRAND RAPIDS, MI 49525

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 17, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 17, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

For directions to the meeting location and other special instructions for attending the meeting and voting in person, please review the proxy statement (available through the means noted above). At the meeting, you will need to request a ballot to vote these shares.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E39134-P03748                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIVERSAL FOREST PRODUCTS, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	To elect three directors to serve until 2021		For	Against	Abstain

Nominees:

	1a.	Matthew J. Missad	☐	☐	☐

	1b.	Thomas W. Rhodes	☐	☐	☐

	1c.	Brian C. Walker	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:			For	Against	Abstain

2.	To consider and vote upon a proposal to amend the Company’s Employee Stock Purchase Plan.		☐	☐	☐

3.	To consider and vote upon a proposal to amend the Company’s Long Term Stock Incentive Plan.		☐	☐	☐

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018.		☐	☐	☐

5.	To participate in an advisory vote to approve the compensation paid to our Named Executives.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

6.	To consider an advisory vote on the frequency of a shareholder advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E39135-P03748

UNIVERSAL FOREST PRODUCTS, INC.
Annual Meeting of Shareholders
April 18, 2018, 8:30 AM, EDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints William G. Currie and David A. Tutas as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Universal Forest Products, Inc. held of record by the undersigned on February 21, 2018 at the Annual Meeting of Shareholders to be held April 18, 2018, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Continued and to be signed on reverse side